Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

AMONG

NESTBUILDER.COM CORP.,

NB MERGER CORP.,

and

RENEWABLE INNOVATIONS, INC.

December 1, 2022

SCHEDULES

Schedule 2.5	Surviving Entity Directors and Officers
Schedule 5.4	Parent Officers
Schedule A	Company Disclosure Letter
Schedule B	Parent Disclosure Letter

EXHIBITS

Exhibit A	Certificate of Merger
Exhibit B	Form of Investor Letter
Exhibit C	Restated Certificate of Designation

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of December 1, 2022 (the “Effective Date”), by and among Nestbuilder.com Corp., a Nevada corporation (“Parent”); NB Merger Corp., a Delaware corporation and wholly-owned Subsidiary of Parent (“Merger Sub”); Renewable Innovations, Inc., a Delaware corporation (the “Company “); Lynn Barney, as the representative of the Company Securityholders hereunder (the “Company Representative”); and Alex Aliksanyan, as the Parent Representative. Parent, Merger Sub and Company are each a “party” and together are “parties” to this Agreement.

R E C I T A L S

WHEREAS, the Board of Directors of Parent, Merger Sub and the Company have each approved the acquisition of the Company, by merger of the Merger Sub with and into the Company, with Company surviving such merger, upon the terms and subject to the conditions set forth in this Agreement, whereby each of the issued and outstanding shares of the capital stock of the Company will be converted into the right to receive the Merger Consideration (as defined herein);

WHEREAS, the Board of Directors of Parent, Merger Sub and the Company have each, pursuant to the Laws of their respective states of organization, declared that this Agreement is advisable, fair and in the best interests of their respective stockholders; and

WHEREAS, for United States federal income tax purposes, each party intends that the Merger shall qualify as a reorganization under Section 368(a) of the Code, and this Agreement is intended to be, and is hereby, adopted as a “plan of reorganization” within the meaning of Section 368(a) of the Code.

A G R E E M E N T

NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound the parties agree as follows:

ARTICLE I

DEFINITIONS

For all purposes of this Agreement, except as otherwise expressly provided,

(a) the terms defined in this Article I have the meanings assigned to them in this Article I and include the plural as well as the singular,

(b) all accounting terms not otherwise defined herein have the meanings assigned under GAAP,

(c) all references in this Agreement to designated “Articles,” “Sections” and other subdivisions are to the designated Articles, Sections and other subdivisions of the body of this Agreement,

(d) pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms, and

(e) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision.

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As used in this Agreement and the schedules or disclosure letters delivered pursuant to this Agreement, the following definitions shall apply:

“Accredited Investor” has the meaning set forth in Rule 501(a) of Regulation D promulgated under the Securities Act.

“Action” means any action, complaint, claim, charge, petition, investigation, suit or other proceeding, whether civil or criminal, in law or in equity, or before any mediator, arbitrator or Governmental Entity.

“Affiliate” means with respect to any specified Person, any other Person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such specified Person. The term “control” as used in the preceding sentence means the power to direct or cause the direction of the management or policies of such Person whether by ownership of voting securities, contract, or otherwise.

“Agreement” means this Agreement and Plan of Merger, as amended or supplemented, together with all exhibits, schedules and disclosure letters attached hereto or incorporated by reference.

“Approval” means any approval, authorization, clearance, consent, qualification or registration, or any waiver of any of the foregoing, required to be obtained from, or any notice, statement or other communication required to be filed with or delivered to, any Governmental Entity or any other Person.

“Authorized Action” has the meaning set forth in Section 8.16(c) and 8.17(c), as applicable.

“Basket Amount” has the meaning set forth in Section 7.6.

“Benefit Plan” shall mean any benefit and compensation plan, contract, policy or arrangement covering employees or former employees and leased employees, directors, officers, shareholders or independent contractors (in each case either current or former) of the Company (or predecessors thereof) or any Company ERISA Affiliate, including, but not limited to any “welfare” plan, fund or program (within the meaning of Section 3(1) of ERISA); any “pension” plan, fund or program (within the meaning of Section 3(2) of ERISA); any incentive compensation plan; any employment, consulting, termination, retention, indemnification or severance agreement, plan or arrangement; any stock ownership, stock bonus, stock option, restricted stock, stock appreciation right, profits interest, membership unit award, stock purchase, phantom stock or bonus plan; any nonqualified deferred compensation plan (within the meaning of Section 409A of the Code); and any fringe benefit or perquisite plan, arrangement or policy; in each case, (whether funded or unfunded, written or oral, qualified or nonqualified), that is sponsored, maintained or contributed to or required to be contributed to by the Company or any Company ERISA Affiliate.

“Book-Entry Shares” has the meaning set forth in Section 2.7.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in New York, New York.

“Certificate of Merger” has the meaning set forth in Section 2.2.

“Certificates” has the meaning set forth in Section 2.7.

“Closing” has the meaning set forth in Section 2.11.

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“Closing Date” means the date of the Closing as set forth in Section 2.11.

“Closing Shares” has the meaning set forth in Section 2.8.

“Code” means the Internal Revenue Code of 1986, as amended (or any successor statute thereto).

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Balance Sheet” means the Company’s unaudited balance sheet as of June 30, 2022.

“Company Board Recommendation” has the meaning set forth in Section 3.7.

“Company Capitalization” means the number of shares of Company Common Stock outstanding immediately prior to the Merger, including shares issuable on conversion or exercise of (i) outstanding Company Preferred Stock, or (ii) any other security or instrument convertible into or exercisable for Company Common Stock.

“Company Common Stock” means the common stock, par value $0.001 per share, of the Company.

“Company Covered Persons” has the meaning set forth in Section 3.10.

“Company Disclosure Letter” has the meaning set forth in ARTICLE III.

“Company ERISA Affiliate” shall mean any trade or business, whether or not incorporated, that together with the Company would be deemed a “single employer” within the meaning of Section 4001 of ERISA.

“Company Financial Statements” means (i) the Company’s unaudited balance sheets dated December 31, 2021 and June 30, 2022; and (ii) the Company’s unaudited statement of operations for the year ended December 31, 2021, and unaudited statement of operations for the six-month period ended June 30, 2022.

“Company Founding Stockholders” means Lynn Barney and Robert L. Mount, who collectively own 97.8% of the Company Shares.

“Company Indemnified Party” has the meaning set forth in Section 7.2(a).

“Company Intellectual Property” means the Company Owned Intellectual Property and the Company Licensed Intellectual Property, collectively.

“Company Licensed Intellectual Property” has the meaning set forth in Section 3.12(a).

“Company Material Agreement” has the meaning set forth in Section 3.16(a).

“Company Owned Intellectual Property” has the meaning set forth in Section 3.12(a).

“Company Patents” means all Patents included in the Company Owned Intellectual Property and all Patents included in the Company Licensed Intellectual Property to the extent exclusively licensed to the Company.

“Company Permitted Encumbrance” has the meaning set forth in Section 3.16.

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“Company Policy” has the meaning set forth in Section 3.21.

“Company Preferred Stock” means the preferred stock, par value $0.001 per share, of the Company.

“Company Related Person” has the meaning set forth in Section 3.18.

“Company Representative” has the meaning set forth in the Recitals.

“Company Securityholders” means the Company Stockholders.

“Company Shares” has the meaning set forth in Section 2.6.

“Company Stockholder” means any holder of Company Shares as of the Effective Time. For the avoidance of doubt, Company Stockholder includes the holders of Company Preferred Stock and Company Convertible Notes that will convert into Company Shares immediately prior to the Effective Time.

“Company Stockholder Approval” means the requisite affirmative consent of the holders of capital stock of the Company approving the Merger and the other transactions contemplated hereby pursuant to the DGCL and the certificate of incorporation, bylaws or other organizational documents of the Company, including the affirmative consent of the holders of at least a majority of the outstanding shares of Company Common Stock and Company Preferred Stock to the Merger.

“Company UWC” has the meaning set forth in Section 3.7(b).

“Contract” means any agreement, contract, arrangement, bond, loan commitment, franchise, indemnity, indenture, instrument, lease, license or understanding, whether or not in writing to which a Person is a party or by which such Person is bound.

“Damages” has the meaning set forth in Section 7.2(a).

“DGCL” has the meaning set forth in Section 2.1.

“Dissenting Shares” has the meaning set forth in Section 3.7(c).

“Disqualification Events” has the meaning set forth in Section 3.10.

“Effective Date” has the meaning set forth in the preamble to this Agreement.

“Effective Time” has the meaning set forth in Section 2.2.

“Eligible Market” means the NASDAQ Stock Market or any other stock exchange or trading market (including the quotation system maintained by OTC Markets Group Inc.) upon which shares of Parent Common Stock shall be listed at any given time.

“Encumbrance” means any claim, charge, easement, encumbrance, lease, covenant, security interest, lien, option, pledge, rights of others, or restriction (whether on voting, sale, transfer, disposition or otherwise), whether imposed by agreement, understanding, law, equity or otherwise, except for any restrictions on transfer generally arising under any applicable federal or state securities law.

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“Environmental Laws” means all Laws, all contractual obligations and all common law concerning public health or safety, worker health or safety, pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of, or exposure to, any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise, radiation, odors or mold.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Exchange Ratio” has the meaning set forth in Section 2.6.

“Form 8-K” has the meaning set forth in Section 5.5.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time.

“Governmental Entity” means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

“Hazardous Substance” means any substance, waste or material which is regulated by or as to which Liability or standards of conduct may be imposed under any Environmental Law, including petroleum, petroleum by-products and derivatives, mold, noise, odor, asbestos, lead and silica.

“Holdback Period” has the meaning set forth in Section 7.3.

“Holdback Shares” has the meaning set forth in Section 2.8(a).

“ICE” has the meaning set forth in Section 3.17(a).

“Indebtedness” means, without duplication, all (a) indebtedness for borrowed money; (b) obligations for the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business consistent with past practice), (c) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments; (d) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (e) capital lease obligations; (f) reimbursement obligations under any letter of credit, banker’s acceptance or similar credit transactions; and (g) guarantees made by the Company or the Parent, as applicable, on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (f).

“Insolvent” means, with respect to any Person, (i) the present fair saleable value of such Person’s assets is less than the amount required to pay such Person’s total Liabilities as they come due, (ii) such Person is unable to pay its debts and Liabilities, subordinated, contingent or otherwise, as such debts and Liabilities become absolute and matured, (iii) such Person intends to incur or believes that it will incur debts that would be beyond its ability to pay as such debts mature or (iv) such Person has unreasonably small capital with which to conduct its business as such business is now conducted and is proposed to be conducted.

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“Intellectual Property” means all intellectual property, industrial property, or proprietary rights arising in any jurisdiction throughout the world, including but not limited to the following: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all Patents thereof, (b) all trademarks, service marks, brand names, certification marks, trade dress, logos, trade names, domain names, assumed names and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all works of authorship (whether copyrightable or not), all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential information (including ideas, research and development, know-how, formulas, compositions, experimental designs, manufacturing and production processes and techniques, technical and clinical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including source code, object code, diagrams, data and related documentation), (g) all other similar intellectual and proprietary rights, (h) all copies and tangible embodiments of the foregoing, in whatever form or medium, (i) licenses, immunities, covenants not to sue and the like relating to the foregoing, and (j) any claims or causes of action arising out of or related to any infringement or misappropriation of any of the foregoing.

“Investor Letter” has the meaning set forth in Section 2.10(a).

“Knowledge” or “Known” shall mean, (A) with respect to the Company, the actual knowledge, after reasonable investigation with respect to matters under his supervision, of Robert L. Mount and Lynn Barney, and (B) with respect to the Parent or the Merger Sub, the actual knowledge, after reasonable investigation with respect to matters under his supervision, of Alex Aliksanyan and Thomas M. Grbelja.

“Law” means any federal, state or local law, statute, rule, regulation, ordinance, code, regulation, arbitration award or other legally enforceable requirement of or by any Governmental Entity and any Order.

“Liability” means any liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated, unliquidated or otherwise, and whether due or to become due, and regardless of when or by whom asserted).

“Liability Cap” has the meaning set forth in Sections 7.4 and 7.5, as applicable.

“Material Adverse Effect” means, with respect to any Person, (i) a material adverse effect on the condition (financial or otherwise), business, assets, liabilities, or results of operations of such Person; or (ii) a material adverse effect on the ability of such Person to consummate the transactions contemplated by this Agreement.

“Merger” has the meaning set forth in Section 2.1.

“Merger Consideration” has the meaning set forth in Section 2.6.

“Merger Sub” has the meaning set forth in the preamble to this Agreement.

“Off-the-Shelf Software” means software obtained from a third party (i) on general commercial terms and that continues to be widely available on such commercial terms, (ii) that is not distributed with or incorporated in any product or services of the Company, and (iii) that is used for business infrastructure or other internal purposes.

“Order” means any decree, injunction, judgment, order, ruling, assessment or writ of any Governmental Entity.

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“Parent” has the meaning set forth in the preamble to this Agreement.

“Parent Balance Sheet” means the Parent’s unaudited balance sheet as of August 31, 2022 set forth in the Parent’s Quarterly Report on Form 10-Q, filed with the SEC on October 4, 2022.

“Parent Common Stock” means the common stock, par value $0.0001 per share, of the Parent.

“Parent Covered Persons” has the meaning set forth in Section 4.6.

“Parent Disclosure Letter” has the meaning set forth in ARTICLE IV.

“Parent ERISA Affiliate” shall mean any trade or business, whether or not incorporated, that together with the Parent or the Merger Sub would be deemed a “single employer” within the meaning of Section 4001 of ERISA.

“Parent Financial Statements” has the meaning set forth in Section 4.5.

“Parent Indemnified Party” has the meaning set forth in Section 7.2(b).

“Parent Intellectual Property” means the Parent Owned Intellectual Property and the Parent Licensed Intellectual Property, collectively.

“Parent Licensed Intellectual Property” has the meaning set forth in Section 4.10(a).

“Parent Material Agreement” has the meaning set forth in Section 4.12(a).

“Parent Owned Intellectual Property” has the meaning set forth in Section 4.10(a).

“Parent Patents” means all Patents included in the Parent Owned Intellectual Property and all Patents included in the Parent Licensed Intellectual Property to the extent exclusively licensed to the Parent or to the Merger Sub.

“Parent Permitted Encumbrance” has the meaning set forth in Section 4.12.

“Parent Policies” has the meaning set forth in Section 4.17.

“Parent Preferred Stock” means the shares of preferred stock, par value $0.0001 per share, of the Parent.

“Parent Series A Preferred Stock” means the Series A Convertible Preferred Stock, par value $0.0001 per share, of the Parent, each share of which is convertible into 100 shares of Parent Common Stock, as more particularly set forth in the Restated Certificate of Designation.

“Parent Related Person” has the meaning set forth in Section 4.14.

“Parent Representative” has the meaning set forth in Section 11.17(a).

“Parent SEC Reports” has the meaning set forth in Section 4.5.

“Parent Warrants” means the Parent’s issued and outstanding warrants to purchase Parent Common Stock set forth in Section 4.2(b) of the Parent Disclosure Letter.

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“Patents” means any and all of the following, arising in any jurisdiction throughout the world: (a) issued patents, (b) pending patent applications (whether provisional or non-provisional), (c) divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and patents resulting from any opposition or post-grant proceedings, and (d) any other forms of rights similar to the foregoing that are issued by a Governmental Entity.

“Person” means an association, a corporation, an individual, a partnership, a limited liability company, a trust or any other entity or organization, including a Governmental Entity.

“Personal Information” has the meaning set forth in Section 3.13(i).

“Pre-Closing Period” means any taxable period ending on or prior to the Closing Date and the portion of any Straddle Period ending on the Closing Date.

“Pre-Closing Tax Returns” has the meaning set forth in Section 6.2.

“Processing Agreement” has the meaning set forth in Section 3.13(i).

“Products” means the products of the Company set forth in Section 3.23 of the Company Disclosure Letter.

“Regulatory Authorities” has the meaning set forth in Section 3.13(b).

“Restated Certificate of Designation” has the meaning set forth in Section 5.8.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“SSA” has the meaning set forth in Section 3.13(h).

“Stockholder Representation” has the meaning set forth in Section 7.2.

“Straddle Period” has the meaning set forth in Section 6.3.

“Straddle Period Returns” has the meaning set forth in Section 6.3.

“Subsidiary” or “Subsidiaries” of any Person means any corporation, partnership, limited liability company or other legal entity in which such Person (either alone or through or together with any other Subsidiary), owns, directly or indirectly, fifty percent (50%) or more of the stock or other equity or ownership interests, the holder of which is generally entitled to elect a majority of the board of directors or other governing body of such legal entity.

“Surviving Entity” has the meaning set forth in Section 2.1.

“Tax” (and, with correlative meaning, “Taxes”) means: (i) any federal, state, local or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, escheat, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value added, transfer, stamp, or environmental tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any governmental authority; and (ii) any liability of the Company for the payment of amounts with respect to payments of a type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group, or as a result of any obligation of the Company under any Tax Sharing Arrangement or Tax Indemnity Agreement.

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“Tax Indemnity Agreement” means any written or unwritten agreement or arrangement pursuant to which the Company may be required to indemnify or reimburse another party for any liability relating to Taxes.

“Tax Return” means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Tax.

“Tax Sharing Arrangement” means any written or unwritten agreement or arrangement for the allocation or payment of Tax liabilities or payment for Tax benefits with respect to a consolidated, combined or unitary Tax Return which includes the Company.

“Transaction Expenses” means all fees and expenses incurred at or prior to the Closing in connection with the preparation, negotiation and execution of this Agreement and the related documents, and the performance and consummation of the Merger and the other transactions contemplated hereby and thereby.

ARTICLE II

THE MERGER

2.1 The Merger. At the Effective Time and upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”), Merger Sub shall be merged with and into the Company (the “Merger”). Following the Merger, (a) the Company shall continue as the surviving entity (the “Surviving Entity”) and shall continue its corporate existence under the laws of the State of Delaware and shall be a wholly owned Subsidiary of Parent and (b) the separate corporate existence of the Merger Sub shall cease. Parent, as the sole owner of Merger Sub, hereby approves the Merger and this Agreement.

2.2 Effective Time. Subject to the terms and conditions set forth in this Agreement, on the Closing Date, a Certificate of Merger, substantially in the form attached hereto as Exhibit A (the “Certificate of Merger”), shall be duly executed and acknowledged by the Company and thereafter delivered to the Secretary of State of Delaware for filing. The Merger shall become effective at such time as a properly executed copy of the Certificate of Merger is duly filed with the Secretary of State of Delaware, or such later time as may be agreed by the parties in writing and as set forth in the Certificate of Merger (the time the Merger becomes effective being referred to herein as the “Effective Time”).

2.3 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Entity, and all debts, liabilities and obligations of the Company and Merger Sub shall become the debts, liabilities and obligations of the Surviving Entity.

2.4 Certificate of Incorporation and Bylaws.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub or the Company, or any of their respective stockholders, the certificate of incorporation of the Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Entity until thereafter amended in accordance with the DGCL and such certificate of incorporation; provided that as of the Effective Time, such certificate of incorporation shall be amended to provide that the name of the Surviving Entity is Renewable Innovations, Inc.

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(b) At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub or the Company, or any of their respective stockholders, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Entity until thereafter amended in accordance with the DGCL, the certificate of incorporation of the Surviving Entity and such bylaws; provided that all references in such bylaws to Merger Sub shall be amended to refer to Renewable Innovations, Inc.

2.5 Directors and Officers. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub or the Company, the directors and officers of the Surviving Entity shall be the directors and officers listed in Schedule 2.5 hereto, until their respective successors are duly elected or appointed and qualified.

2.6 Conversion of Company Shares; Exchange Ratio. Subject to the provisions of this Article II and Article VII, at the Effective Time, by virtue of the Merger (and without any action on the part of Parent, Merger Sub or the Company or any of their respective stockholders) each share of Company Common Stock and Company Preferred Stock (in each case other than Dissenting Shares, if any) issued and outstanding immediately prior to the Effective Time (collectively, the “Company Shares”) shall be converted into the right to receive a number of fully paid and nonassessable shares of Parent Series A Preferred Stock equal to the Exchange Ratio (such shares, the “Merger Consideration”). No certificates or scrip representing fractional shares shall be issued upon the surrender for exchange of Certificates or Book-Entry Shares, no dividend or distribution of Parent shall relate to such fractional share interests and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Parent but, in lieu thereof, each holder who would otherwise be entitled to a fraction of a share of Parent Series A Preferred Stock (after aggregating all fractional shares of Parent Series A Preferred Stock that otherwise would be received by such holder) shall, receive from Parent, in lieu of such fractional share, one share of Parent Series A Preferred Stock.

The “Exchange Ratio” shall equal the Merger Share Number divided by the Company Capitalization. “Merger Share Number” means 2,155,684 shares of Parent Series A Preferred Stock.

2.7 Exchange of Company Shares for Merger Consideration. At the Effective Time, each Company Share issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each certificate previously evidencing any such Company Share (the “Certificates”) and each uncertificated book entry in the Company’s records (the “Book-Entry Shares”) shall thereafter represent the right to receive only the Merger Consideration.

2.8 Delivery and Holdback of Merger Consideration.

(a) Subject to the other provisions of this Article II and Article VII, after the Effective Time: upon delivery of an Investor Letter and other documents required pursuant to Section 2.10, (i) Parent shall issue eighty-five percent (85%) of the Merger Consideration due to each Company Founding Stockholder calculated using the Exchange Ratio, (ii) Parent shall issue the entirety of the Merger Consideration due to each Company Stockholder other than Company Founding Stockholders calculated using the Exchange Ratio (collectively, the shares described in these subsections (i) and (ii) are the “Closing Shares”) and (iii) Parent shall issue but hold back the remaining fifteen percent (15%) of the Merger Consideration due to each Company Founding Stockholder calculated using the Exchange Ratio (the “Holdback Shares”).

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(b) Notwithstanding anything to the foregoing, the Holdback Shares will be issued to and owned by Company Founding Stockholders upon the Closing Date and, subject to the terms hereof, each Company Founding Stockholder shall have all the rights of a stockholder of Parent with respect to such Holdback Shares (other than the right to transfer or sell such Holdback Shares) while they are in possession of Parent (and have not been cancelled and retired as provided herein), including without limitation, the right to vote the Holdback Shares and the right to receive any consideration in connection with the Holdback Shares in connection with any (i) any stock dividend, stock split or other change in the Holdback Shares, (ii) any dividend of cash or other property on the Holdback Shares, or (iii) any merger or sale of all or substantially all of the assets or other acquisition of Parent; provided, however, that any such stock dividend, split shares, distribution or consideration in respect of the Holdback Shares shall be held back by Parent as additional security for the indemnification obligations of the Company Founding Stockholders hereunder pursuant to Article VII (and any additional shares of Parent Common Stock or Parent Preferred Stock shall be deemed Holdback Shares hereunder), and shall not be released or delivered to any Company Founding Stockholder to the extent that the corresponding Holdback Share is canceled or retired hereunder or to the extent such amount is necessary to satisfy indemnification obligations hereunder. In the event that any Holdback Shares are canceled and retired as contemplated hereby, all rights of each Company Founding Stockholder of Company Shares in respect thereof shall immediately terminate.

2.9 Merger Sub Common Stock. Each share of Merger Sub common stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the Parent, Merger Sub or the Company or any of their respective stockholders, be converted into the right to receive one (1) fully paid and nonassessable share of common stock of the Surviving Entity and shall constitute the only outstanding capital stock of the Surviving Entity. From and after the Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Entity into which they were converted in accordance with the immediately preceding sentence.

2.10 Delivery of Certificates, Book-Entry Shares and Investor Letters.

(a) Delivery. As soon as reasonably practicable after the Effective Time, Parent shall deliver to each holder of record of Book-Entry Shares that immediately prior to the Effective Time represented Company Shares (other than Dissenting Shares, if any) (i) an Investor Letter from Shareholder of Renewable Innovations, Inc. in substantially the form attached hereto as Exhibit B (each, an “Investor Letter”), pursuant to which each Company Stockholder shall make the Stockholder Representations contained therein (among other things), and (ii) instructions for use in effecting the surrender of the Book-Entry Shares to which the holder thereof is entitled. Upon surrender of such Book-Entry Shares for cancellation by Parent, together with such duly completed and validly executed Investor Letter, Parent shall deliver the portion of the Merger Consideration due to such holder pursuant to this Article II (in accordance with the terms hereof). Upon delivery of such Merger Consideration, the Book-Entry Shares so surrendered by the holder of Company Shares shall forthwith be canceled.

(b) No Further Transfers. The Merger Consideration paid upon the surrender of Company Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Company Shares. From and after the Effective Time, there shall be no further registration of transfers on the transfer books of the Surviving Entity of the Company Shares that were outstanding immediately prior to the Effective Time.

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(c) Escheat. None of Parent, Merger Sub, the Company or the Surviving Entity, or any of their respective directors, officers, employees and agents shall be liable to any person in respect of any shares of Parent Common Stock delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate shall not have been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration payable to the holder of such Certificate formerly representing Company Shares, would otherwise escheat to or become the property of any Governmental Entity), any such Merger Consideration shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto.

2.11 The Closing. Upon the terms and subject to the conditions of this Agreement, the transactions contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at the offices of Parent at 1:00 p.m., Eastern Time, on the Effective Date, or at such other location, date and time as agreed and specified by the parties, provided that all closing deliveries required of the parties in this ARTICLE II have been delivered (the day on which the Closing takes place being the “Closing Date”). The Closing may, with the consent of all parties, take place by delivering an exchange of documents by facsimile transmission or electronic mail.

2.12 Closing Deliveries by the Company. At the Closing, the Company shall deliver or cause to be delivered to Parent and Merger Sub:

(a) certificates of the Secretary of State of the State of Delaware dated not more than five (5) Business Days prior to the Closing Date, attesting to the incorporation and good standing of the Company as a corporation in its jurisdiction of incorporation;

(b) copies, certified by the Secretary of State of Delaware, of the certificate of incorporation of the Company, and all amendments thereto;

(c) a certificate of the Secretary of the Company as of the Closing Date, certifying (i) the bylaws of the Company and all amendments thereto, (ii) the resolutions of the Board of Directors of the Company authorizing the Company’s execution, delivery and performance of this Agreement, the consummation of the transactions contemplated herein, declaring this Agreement is advisable, fair, and in the best interests of the Company’s stockholders, and authorizing the taking of all such other corporate action as shall have been required as a condition to, or in connection with the consummation of the contemplated transactions and (iii) the incumbency of all officers of the Company executing this Agreement and any document executed and delivered in connection herewith;

(d) a certificate from the Company meeting the requirements of Treasury Regulation Section 1.1445-2(c)(3) providing that the Company Shares would not constitute, to any extent, a United States real property interest within the meaning of Section 897(c) of the Code;

(e) a copy of the duly executed Company UWC,

(f) copies of the duly executed Investor Letters; and

(g) the Certificate of Merger duly executed by the Company.

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2.13 Closing Deliveries by Parent and Merger Sub. At the Closing, Parent and/or Merger Sub, as applicable, shall deliver to the Company:

(a) a certificate of the Secretary of State of the State of Nevada and Delaware dated not more than five (5) Business Days prior to the Closing Date, attesting to the incorporation and good standing of each of Parent and Merger Sub, respectively, as a corporation in its jurisdiction of incorporation;

(b) a certificate of the Secretary of Parent as of the Closing Date, certifying (i) the bylaws of Parent and all amendments thereto, (ii) resolutions of the Board of Directors of Parent authorizing Parent’s execution, delivery and performance of this Agreement, the consummation of the transactions contemplated herein, declaring this Agreement is advisable, fair, and in the best interests of Merger Sub’s stockholders, and authorizing the taking of all such other corporate action as shall have been required as a condition to, or in connection with the consummation of the contemplated transactions, and (iii) the incumbency of all officers of Parent executing this Agreement and any document executed and delivered in connection herewith;

(c) a certificate of the Secretary of Merger Sub as of the Closing Date, certifying (i) the bylaws of Merger Sub and all amendments thereto, (ii) the resolutions of the Board of Directors of Merger Sub authorizing Merger Sub’s execution, delivery and performance of this Agreement, the consummation of the transactions contemplated herein, and the taking of all such other corporate action as shall have been required as a condition to, or in connection with the consummation of the contemplated transactions, and (iii) the incumbency of all officers of Merger Sub executing this Agreement and any document executed and delivered in connection herewith;

(d) copies, certified by the Secretary of State of Nevada and Secretary of State of Delaware, of the articles of incorporation of Parent and certificate of incorporation and Merger Sub and all amendments thereto;

(e) resignations of (i) Alex Aliksanyan, Thomas Grbelja and William McLeod from the Parent board of directors, (ii) the directors of Merger Sub and (iii) the officers of Parent and Merger Sub from the offices held by them as of the Effective Time;

(f) duly executed appointment of the following as directors of Parent and the Surving Entity, effective upon the Closing: Robert L. Mount and Lynn B. Barney; and

(g) the Certificate of Merger duly executed by the Merger Sub.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF COMPANY

Except as set forth in the letter dated the date of this Agreement and delivered to Parent by Company concurrently with the execution and delivery of this Agreement (the “Company Disclosure Letter”), the Company represents and warrants to Parent as follows:

3.1 Organization and Qualification of the Company.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b) The Company has all necessary corporate power and authority to own and operate the assets now owned by it and to carry on its business as currently conducted. The Company is presently qualified to do business as a foreign corporation in Utah and is not required to be licensed or qualified in any other foreign jurisdiction except where the failure to be so qualified or licensed would not have a Material Adverse Effect on the Company. The Company has delivered to Parent and Merger Sub complete and correct copies of the charter and bylaws of the Company as in effect as of the date hereof and the Closing Date.

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3.2 Subsidiaries. Company does not own any capital stock of, or other equity or voting interests of any nature in, or any interest convertible, exchangeable or exercisable for, capital stock of or other equity or voting interests of any nature in, any other Person.

3.3 Capitalization.

(a) The authorized capital stock of the Company consists of 1,000,000 shares of Company Common Stock and 100,000 shares of Company Preferred Stock. As of the date hereof, (i) 500,000 shares of Company Common Stock are issued and outstanding, and (ii) 20,000 shares of Company Preferred Stock are designated as Series A Convertible Preferred Stock, of which 20,000 shares are issued and outstanding and an additional 26 shares are allocated for purposes of the Exchange Ratio.

(b) Except as set forth in Section 3.3(a), there are no shares of capital stock of the Company issued and outstanding or issuable upon conversion of any derivative security. All of the Company Shares have been duly authorized and validly issued and fully paid and non-assessable. None of the Company Shares were issued in violation of any preemptive rights nor are they subject to any preemptive rights of any Person. All of the shares of the Company’s capital stock and all options and warrants to acquire the Company’s capital stock have been issued and granted in all material respects in compliance with applicable securities Laws and other requirements of Law. The Company Stockholders are the sole record holders of the issued and outstanding capital stock of the Company.

(c) There are no outstanding options, warrants, agreements, conversion rights, preemptive rights or other rights to subscribe for or purchase from the Company or any contracts or commitments providing for the issuance of, or the granting of rights to acquire, (i) any capital stock or other ownership interests of the Company, including, but not limited to the Company Shares; or (ii) any securities convertible into or exchangeable for any such capital stock or other ownership interests. There are no outstanding contractual obligations of the Company to transfer, issue, repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other ownership interests of the Company, including, but not limited to the Company Shares. The Company neither owns nor has any contract, agreement or understanding to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business. There are no rights to have the equity interests of the Company registered for sale to the public in connection with the Laws of any jurisdiction. The Company is not a party to any agreement (i) relating to the voting, transfer or control of any equity securities of the Company or (ii) containing restrictions on the transfer of the equity securities of the Company, other than those arising under applicable securities Laws.

3.4 Stock Ownership by the Company’s Stockholders. To the Knowledge of the Company, the holders of Company Shares have good title to, and are the sole record and beneficial owners of, the Company Shares, and the Company Shares owned by such stockholders are free and clear of any and all Encumbrances. To the Knowledge of the Company, the holders of the Company Shares are not a party to any voting trusts, stockholders agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Company Shares owned by such stockholders.

3.5 Authorization; Enforceability. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company, and assuming due authorization, execution and delivery by Merger Sub and Parent, this Agreement constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except to the extent that the enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws, or by equitable principles relating to the rights of creditors generally.

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3.6 No Conflict; Governmental Consents. The execution, delivery and performance of this Agreement by the Company does not and will not (a) violate, conflict with or result in the breach of any provision of the certificate of incorporation or by-laws of the Company, (b) conflict with or violate in any material respect any Law or Order applicable to the Company, or (c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the Company Shares or on any of the other assets or properties of the Company pursuant to, any note, bond, mortgage, indenture, license, permit, lease, sublease or other material Contract to which the Company is a party or by which any of the Company Shares or any of such other assets or properties is bound or affected. The execution, delivery and performance of this Agreement by the Company does not and will not require any Approval or Order of any Governmental Entity, other than the filing of the Certificate of Merger with the Secretary of State of Delaware.

3.7 Board and Stockholder Approval.

(a) The board of directors of the Company, by resolutions duly adopted by unanimous written consent and, as of the date hereof, not subsequently rescinded or modified in any way, has, as of the date hereof, (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the Company’s stockholders, (ii) approved and declared advisable the “agreement of merger” (as such term is used in Section 251 of the DGCL) contained in this Agreement and the transactions contemplated by this Agreement, including the Merger, in accordance with the DGCL, (iii) directed that the “agreement of merger” contained in this Agreement be submitted to Company’s stockholders for adoption, and (iv) resolved to recommend that Company’s stockholders adopt the “agreement of merger” set forth in this Agreement (collectively, the “Company Board Recommendation”) and directed that such matter be submitted for consideration of the stockholders of the Company.

(b) The Company obtained from all of the holders of the outstanding capital stock of Company (A) the Company Stockholder Approval (the “Company UWC”), and (B) a duly executed Investor Letter.

(c) The Company delivered all notices required pursuant to Section 262 of the DGCL with respect to the exercise of dissenters’ rights thereunder. The Company obtained the Company Stockholder Approval by unanimous written consent as set forth in the Company UWC. Accordingly, all holders of Company Shares outstanding immediately prior to the Effective Time voted in favor of the Merger or consented thereto in writing. No holder of Company Shares outstanding immediately prior to the Effective has exercised and perfected appraisal or dissenters rights for such shares in accordance with Section 262 of the DGCL (collectively, the “Dissenting Shares”).

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3.8 Taxes.

(a) All Taxes due and owing by the Company, whether or not shown on any Tax Return have been paid. All Tax Returns required to be filed by the Company have been timely filed and are true, correct, and complete in all material respects. All monies required to be withheld by the Company from employees, independent contractors, creditors, or other third parties for Taxes have been collected or withheld, and timely paid in full to the respective Governmental Entity. The Company is not currently the beneficiary of any extension of time within which to file any Tax Returns, other than automatic extensions requested in the ordinary course of business.

(b) There is no dispute, claim, audit, or other proceeding concerning any Tax liability of the Company pending, threatened or proposed. There are no Tax rulings, requests for rulings, or closing agreements relating to the Company that could affect the liability for Taxes of the Parent or the Company for any period (or portion of a period) after the Closing Date. The Company has not received notice of any Tax deficiencies of any kind assessed against the Company.

3.9 Litigation; Compliance with Laws.

Except as set forth in Section 3.9 of the Company Disclosure Letter:

(a) There is no Action pending or, to the Knowledge of the Company, threatened against or affecting any of the Company or its respective assets. There is no Action initiated by the Company currently pending or which the Company currently intends to initiate.

(b) The Company is not (i) in material violation of any applicable Law, or (ii) subject to or in material default with respect to any Order to which the Company or its properties or assets (owned or used), is subject. The Company has, since inception, been in material compliance with each Law that is or was applicable to it or use of any of its assets.

(c) The Company has not received since inception any notice or other communication (whether oral or written) from any Governmental Entity or any other Person regarding (i) any actual, alleged, possible, or potential material violation of, or material failure to comply with, any Law or (ii) any actual, alleged, possible, or potential material obligation on the part of the Company to undertake, or to bear all or any material portion of the cost of, any remedial action of any nature.

(d) There is no Action pending or threatened in writing against or affecting the Company seeking to restrain or prohibit the Company’s entry into this Agreement or prohibit the Closing.

3.10 Bad Actor Disqualification. The Company has exercised reasonable care, in accordance with SEC rules and guidance, to determine whether any Company Covered Person (as defined below) is subject to any of the “bad actor” disqualifications described in Rule 506(d)(1)(i) through (viii) under the Securities Act (“Disqualification Events”). To the Company’s knowledge, no Company Covered Person is subject to a Disqualification Event, except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3) under the Securities Act. The Company has complied, to the extent applicable, with any disclosure obligations under Rule 506(e) under the Securities Act. “Company Covered Persons” are those persons specified in Rule 506(d)(1) under the Securities Act, including the Company; any predecessor or affiliate of the Company; any director, executive officer, other officer participating in the offering, general partner or managing member of the Company; and any beneficial owner of 20% or more of the Company’s outstanding voting equity securities, calculated on the basis of voting power.

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3.11 No Brokers or Finders. No agent, broker, finder, or investment or commercial banker, or other Person or firm engaged by or acting on behalf of the Company in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement, is or will be entitled to any brokerage or finder’s or similar fee or other commission as a result of this Agreement or such transactions.

3.12 Intellectual Property Rights.

(a) The Company owns, free and clear from all Encumbrances, or otherwise possesses legally enforceable rights to use pursuant to a valid and enforceable written license, sublicense, agreement, or permission all Intellectual Property reasonably necessary to the conduct of the Company’s business as currently conducted and for the development, manufacture, marketing and sale of Products. The Intellectual Property owned by the Company (“Company Owned Intellectual Property”) and the Intellectual Property licensed to the Company (“Company Licensed Intellectual Property”) comprise all of the Intellectual Property that is used by the Company or reasonably required for the continued conduct of the Company’s business as currently conducted and for the development, manufacture, marketing and sale of Products. The Company owns or is the valid licensee of all Company Intellectual Property and each item of the Company Intellectual Property owned by the Company immediately prior to the Effective Time will be owned or available for use by the Surviving Entity on identical terms and conditions immediately subsequent to the Closing hereunder.

(b) The Company has no ownership interest in Intellectual Property that is issued by or registered with a Governmental Entity or for which an application for issuance or registration has been filed with a Governmental Entity. Section 3.12(b)(i) of the Company Disclosure Letter sets forth a true, correct, and complete list of all Company Licensed Intellectual Property that is material to the Company’s business (except for licenses of Off-the-Shelf Software). Section 3.12(b)(ii) of the Company Disclosure Letter sets forth a true, correct, and complete list of all trademarks, service marks and other trade designations that are Company Owned Intellectual Property.

(c) The use of the Company Intellectual Property and the operation of the Company’s business as currently used and conducted and as currently contemplated, will not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any valid and enforceable Intellectual Property rights of third parties and, to the Knowledge of the Company, there are no facts indicating a likelihood of the foregoing. The Company has never received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or conflict (including any claim that the Company must license or refrain from using any Intellectual Property rights of any third party) which has not been permanently settled, compromised, or resolved. The Company is not a party to any pending or, to the Knowledge of the Company, threatened, action, lawsuit or other judicial, arbitral or administrative proceeding involving or relating to any Company Intellectual Property, including, without limitation, involving any claim that Company infringed, misappropriated or violated the Intellectual Property Rights of any third party.

(d) The Company has taken all necessary and desirable actions to maintain and protect all of the Company Intellectual Property. Without limiting the foregoing: (i) the Company has, and to the Knowledge of the Company, all manufacturers, suppliers, distributors, resellers, and licensees have, complied in all material respects with all applicable Laws relating to marking of Products covered by the Company Patents; (ii) to the Knowledge of the Company, all Products have been properly marked and no Products have been falsely marked; and (iii) the Company has taken all steps reasonably necessary to protect and preserve the confidentiality of all confidential Company Intellectual Property.

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(e) The Company has complied in all material respects with and is presently in compliance in all material respects with all foreign, federal, state, local, governmental, administrative, or regulatory Laws applicable to any Company Intellectual Property or to personal information.

(f) There are no licenses, settlement agreements, covenants not to sue or other agreements in which the Company or any Company predecessor has granted any rights or interest in or to, or permitted use of, any material Company Intellectual Property by any third party or affiliate.

(g) The Company Owned Intellectual Property and, to the Knowledge of the Company, the Company Licensed Intellectual Property, is valid and enforceable and in full force. The Company Owned Intellectual Property and, to the Knowledge of the Company, the Company Licensed Intellectual Property: (i) is not subject to any opposition, cancellation, interference, reissue, reexamination, derivation, revocation or post-grant proceeding and, to the Knowledge of the Company, no such proceeding is or has been threatened; (ii) has not expired, lapsed, been cancelled, or become expressly abandoned; (iii) is validly applied for and registered; and (iv) is not the subject of any judicial, administrative or arbitral order, award, decree, injunction, lawsuit, proceeding or stipulation, or of any other proceeding or action pending before any Governmental Entity anywhere in the world. All maintenance fees and annuities required with respect to such Company Intellectual Property to date have been timely paid in full. The Company Patents include all Patents to which any Company Patent has been terminally disclaimed.

(h) The Company and its representatives and, to the Knowledge of the Company, all prior and current owners of any Company Owned Intellectual Property have (A) complied with the duty of candor and disclosure to the United States Patent and Trademark Office and analogous Laws outside the United States with respect to Company Owned Intellectual Property; (B) not knowingly misrepresented or failed to disclose any fact or circumstance (including, with respect to Company Patents, the name of any inventor of subject matter claimed in any Company Patent or the existence of any material prior art) in connection with the prosecution of any Company Owned Intellectual Property; and (C) not otherwise knowingly engaged in any conduct, or failed to perform any act, the result of which could reasonably be expected to materially adversely affect the validity or enforceability of any Company Owned Intellectual Property.

(i) To the Knowledge of the Company, (i) there is no prior art that could reasonably be expected to invalidate any Company Intellectual Property, and (ii) no fact or circumstance exists that could reasonably be expected to otherwise materially adversely affect the validity or enforceability of any Company Intellectual Property.

(j) Except as disclosed in Section 3.12(j) of the Company Disclosure Letter, the Company has not sent any notice to or asserted or threatened any action or claim against any third party involving or relating to the Company Intellectual Property and, to the Company’s Knowledge, at no time has any Person ever interfered with, infringed, or misappropriated any Company Intellectual Property.

(k) The Company has not made a previous assignment, transfer or agreement in conflict herewith or constituting a present or future assignment of or encumbrance of any of the Company Intellectual Property.

(l) No Company Owned Intellectual Property is co-owned by, exclusively licensed to, or otherwise controlled by any other Person, including any current or former employee, officer, director, consultant, contractor, or clinical or research partner of the Company. The Company does not owe any compensation or remuneration (other than the general compensation for employment or services) to a current or former employee, officer, director, consultant, or contractor for any Company Owned Intellectual Property. No Company Intellectual Property is, or could reasonably be expected to become, as a result of any action or failure to act on the part of the Company or other owner of such Company Intellectual Property, subject to any (i) covenant not to sue, release, consent, or similar limitation on enforcement of such Company Intellectual Property; (ii) option to acquire or reversionary right; or (iii) grant of any right to any recoveries or proceeds from the enforcement or exploitation of such Company Intellectual Property.

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(m) By executing and performing its obligations under this Agreement, Company is not in violation of any agreement between Company and any third party relating to any of the Company Intellectual Property.

(n) (i) No funding of any Governmental Entity and no Intellectual Property, facilities, personnel, or other resources of any multi-national, bi-national, or international organization, university, college, or other academic institution, medical institute, or research center were used, directly or indirectly, in the creation or development of any Products or any material Company Owned Intellectual Property by or for the Company or any other owner of any Company Owned Intellectual Property, and no Product or Company Patent was developed pursuant to the requirements of a contract with any Governmental Entity; and (ii) no Governmental Entity has any right, title, or interest (including any “march in” rights) in or to any Company Intellectual Property or Product.

3.13 Company Financial Statements. Section 3.13(i) of the Company Disclosure Letter includes the Company Financial Statements. Except as disclosed in Section 3.13(ii) of the Company Disclosure Letter, the Company Financial Statements: (a) are derived from and are in accordance with the books and records of the Company; and (b) fairly present in all material respects the financial condition of the Company at the dates therein indicated and the results of operations of the Company for the periods therein specified. The Company has no Liabilities except for (i) those shown on the Company Balance Sheet, (ii) those that were incurred after the date of the Company Balance Sheet in the ordinary course of business, (iii) executory liabilities expressly provided for in any of the Company’s Contracts (that have been provided to Parent) that are not required to be reflected in the Company Financial Statements and which are not based upon any breach or default of such contracts, and (iv) liabilities incurred in connection with the negotiation, preparation or execution of this Agreement or pursuant to and in accordance with this Agreement and taken into account in the calculation of Transaction Expenses. The unaudited Company Financial Statements do not contain footnotes, and are subject to normal year-end adjustments, which will not be material. The books and records of the Company are maintained in compliance in all material respects with all applicable legal and accounting requirements and in a manner that allows the Company to present fairly in all material respects the Company’s results of operations and financial condition.

3.14 Absence of Certain Changes or Events. Except as provided in Section 3.14 of the Company Disclosure Letter, since June 30, 2022, except as contemplated by this Agreement or incident to the transactions contemplated hereby, (a) there has been no event, occurrence or development that, individually or in the aggregate, has resulted in or could reasonably be expected to result in a Material Adverse Effect on the Company, and (b) the Company has conducted its business only in the ordinary course consistent with past practices. The Company has not taken any steps to seek protection pursuant to any bankruptcy Law nor does the Company have any Knowledge of or reason to believe that its creditors intend to initiate involuntary bankruptcy proceedings or of any fact that would reasonably lead a creditor to do so. The Company is not Insolvent, nor will the Company be Insolvent after giving effect to the transactions contemplated hereby to occur at the Effective Time (other than as a result of any facts or circumstances relating to Parent or Merger Sub).

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3.15 Material Agreements.

(a) A list of the written material agreements of the Company is set forth on Section 3.15 of the Company Disclosure Letter (each, a “Company Material Agreement”). The Company and, to the Company’s Knowledge, each other party thereto, has in all material respects performed all the obligations required to be performed by them to date (or such non-performing party has received a valid written waiver with respect to its non-performance), and the Company has received no written notice of breach or default and is not in breach or default (with due notice or lapse of time or both), under any Company Material Agreement which would permit termination, modification or acceleration of payment or performance under any Company Material Agreement. The Company has no Knowledge of any breach or termination, or anticipated breach or termination, by the other party to any Company Material Agreement.

(b) True, correct and complete copies of each Company Material Agreement, as amended to date, have been provided to Parent and Merger Sub, except that copies of each non-disclosure agreement identified as a Company Material Agreement will only be provided by the Company upon request by the Parent or Merger Sub because of the volume of agreements involved. Each of the Company Material Agreements is in full force and effect, and is a legal, binding and enforceable obligation of or against the parties thereto, subject to applicable bankruptcy, insolvency and other similar Laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies. The Company has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in any Company Material Agreement.

3.16 Title to Properties and Assets; Encumbrances. The Company has good and marketable title to its properties and assets, and has good title to its leasehold interests, in each case subject to no Encumbrance, other than (a) Encumbrances for current Taxes (i) not yet due and payable and (ii) provided for on the applicable financial statements or incurred in the ordinary course of business consistent with past practices after the date of the Company Balance Sheet, (b) de minimis Encumbrances and defects in title which do not in any case, individually or in the aggregate, materially detract from the value, continued ownership, use or operation of the properties and assets subject thereto, or materially impair the business operations of the owner or lessee thereof, and that have arisen in the ordinary course of business consistent with past practices, and (c) the Encumbrances set forth in Section 3.16 of the Company Disclosure Letter (the “Company Permitted Encumbrances”). With respect to the property and assets it leases, the Company is in compliance with such leases in all material respects and holds a valid leasehold interest free of all Encumbrances. The Company’s properties and assets are in good condition and repair in all material respects, subject to ordinary wear and tear and routine maintenance, and are reasonably sufficient for the operation of the Company’s business as conducted and contemplated to be conducted as of the date hereof. The Company does not currently own, and has never owned, any real property.

3.17 Employees; Employee Benefit Plans.

(a) The employment of each employee of the Company is terminable at will. No employee of the Company has been granted the right to continued employment by the Company or to any material compensation following termination of employment with the Company. The Company is not in default with respect to any obligation to any of its employees in any material respect. No employee of the Company is represented by any labor union or covered by any collective bargaining agreement. There is no pending or, to the Company’s Knowledge, threatened dispute or Action involving the Company and any employee or group of its employees, including, without limitation, charges of discrimination, retaliation, or violation of equal opportunity or anti-discrimination Laws. The Company has complied and is currently complying in all material respects with all applicable Laws relating to employment and employment practices, terms and conditions of employment, and wages and hours. The Company has not been notified of any pending or threatened investigation by any branch or department of U.S. Immigration and Customs Enforcement (“ICE”) or other federal agency charged with administration and enforcement of federal immigration laws concerning the Company, and the Company has not received any “no match” notices from ICE, the Social Security Administration or the Internal Revenue Service.

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(b) Section 3.17(b) of the Company Disclosure Letter sets forth a complete and correct list of each Benefit Plan. A copy of each Benefit Plan has been made available to Parent, including, (A) the two (2) most recent annual report on Form 5500 filed with the IRS with respect to each Benefit Plan (if any such report was required) and schedules thereto, (B) the most recent summary plan description or similar document for each such Benefit Plan for which such summary plan description is required or was otherwise provided to plan participants or beneficiaries, (C) the most recent actuarial report or other financial statement, if any, relating to such Benefit Plan, (D) the most recent determination letter or opinion letter, if any, issued by the IRS with respect to such Benefit Plan and any pending request for such a determination letter, (E) each trust agreement and insurance annuity contract, if any, relating to any such Benefit Plan, (F) the two (2) most recent nondiscrimination testing results (if applicable) and (G) written descriptions of all non-written agreements relating to the Benefit Plans.

(c) Neither the Company nor any Company ERISA Affiliate participates currently or has ever participated in and is not required currently and has never been required to contribute to or otherwise participate in any multiemployer plans (as defined in Section 3(37) of ERISA), any multiple employer plan (as defined in Section 413(c) of the Code), any “defined benefit plan” as defined in Section 3(35) of ERISA, any pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code, any plan, program or arrangement subject to Title IV of ERISA, or any multiple employer welfare arrangement as defined in Section 3(40) of ERISA. Each Benefit Plan has been operated, maintained and administered in accordance with its terms and with the requirements of applicable Law, including ERISA, the Code and the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010. There has been no violation of or failure to comply with ERISA or the Code with respect to the filing of applicable returns, reports, documents and notices regarding any of the Benefit Plans with any Governmental Entity or the furnishing of such notices or documents to the participants or beneficiaries of the Benefit Plans. Neither the Company, nor any Company ERISA Affiliate, “party in interest” or “disqualified person” with respect to the Benefit Plans has engaged in a material “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA for which an applicable statutory or administrative exemption does not exist. All benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable laws and accounting principles, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, GAAP.

(d) Each Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a determination or opinion letter from the IRS stating that it (or the master or prototype form on which it is established) is so qualified, and to the Company’s Knowledge, no event has occurred since the date of such determination or opinion letter that would reasonably be expected to adversely affect the qualified status of any such Benefit Plan.

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(e) Each Benefit Plan that is a “group health plan” has complied in all respects in form, operation and administration with the employer shared responsibility mandate, to the extent applicable, under Code Section 4980H, and the Company is not subject to, nor reasonably could be expected to be subject to, any “assessable payments” (within the meaning of Code Section 4980H). Except as otherwise provided herein, the execution of this Agreement or the consummation of the Merger will not (either alone or upon the occurrence of any additional events that, standing alone, would not trigger such benefits) (i) entitle any Person to severance payable by the Company or its Affiliates, (ii) accelerate the time of funding, vesting or payment of any benefits under any of the Benefit Plans or (iii) result in the payment of compensation that would, in combination with any other payment, result in an “excess parachute payment” with respect to any Person within the meaning of Section 280G(b) of the Code. Each Benefit Plan that is a “nonqualified deferred compensation” plan within the meaning of Section 409A of the Code has been operated in material compliance with such section and all applicable regulatory guidance (including notices, rulings and proposed and final regulations). The Company does not have any actual or potential obligation to reimburse or otherwise “gross-up” any Person for the interest or additional tax set forth under Section 409(A)(a)(1)(B) of the Code.

(f) There are (i) no current, pending or, to the Company’s Knowledge, threatened investigations by any Governmental Entity involving Benefit Plans, and (ii) no pending, asserted or, to the Company’s Knowledge, threatened claims (other than routine claims for benefits), suits or proceedings against any Benefit Plans. None of the Benefit Plans provides for post-employment life, health or medical insurance or life, health, medical or other welfare benefits or coverage for any participant or any beneficiary of a participant following termination of employment, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or applicable state law or otherwise.

(g) Each individual who is classified by the Company or any Affiliate thereof as an independent contractor has been properly classified for purposes of participation and benefit accrual under each Benefit Plan.

3.18 Obligations to Related Parties. Except as set forth in Section 3.18 of the Company Disclosure Letter, there are no loans, leases, agreements, commitments or other continuing transactions between the Company and (a) any executive, officer, director or manager of the Company or any member of any such Person’s immediate family, (b) any Person that owns more than ten percent (10%) of the equity securities of the Company or any member of any such Person’s immediate family, or (c) any Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with any of the foregoing Persons (each such Person identified in (a), (b) or (c), a “Company Related Person”). To the Company’s Knowledge, no Company Related Person has any direct or indirect ownership interest in any Person with which the Company has a business relationship or any Person that competes with the Company, except in connection with the ownership of securities of publicly-traded companies (but not exceeding two percent (2%) of the outstanding capital stock or other securities of any such company). To the Company’s Knowledge, no Company Related Person has, directly or indirectly, any financial interest in any material Contract with the Company (other than such contracts as relate to any such person’s ownership of equity securities of the Company or employment by the Company). The Company is not a guarantor or indemnitor of any Indebtedness of any other Person.

3.19 Insurance. Section 3.19 of the Company Disclosure Letter sets forth a list of the policies of insurance currently maintained with respect to the products, properties, assets, operations, business and/or current or former employees of the Company (collectively, the “Company Policies”). The Company heretofore has made available to Parent and Merger Sub copies of all Company Policies. All premiums due on the Company Policies have been paid, and no notice of cancellation or termination or intent to cancel has been received by the Company with respect to the Company Policies and to the Company’s Knowledge, no grounds exist for such termination or cancellation.

3.20 Environmental Laws. The Company is in compliance in all material respects with all applicable Environmental Laws. There is no environmental litigation or other environmental Action pending or, to the Company’s Knowledge, threatened by any Governmental Entity or others with respect to the business of the Company. To the Company’s Knowledge, no state of facts exists as to environmental matters or Hazardous Substances that involves the reasonable likelihood of a material capital expenditure by the Company or that may otherwise materially and adversely affect the Company. To the Company’s Knowledge, no Hazardous Substances have been used, treated, stored or disposed of, or otherwise deposited, in or on the properties currently or formerly owned or leased by the Company in violation of any applicable Environmental Laws, where the effect of such violations, individually or in the aggregate, could reasonably result in a material capital expenditure by the Company or that may otherwise be expected to have a Material Adverse Effect on the Company.

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3.21 Products; Product Warranties; Product Liability. Section 3.21 of the Company Disclosure Letter provides a complete list of all Products. To the Company’s Knowledge, it has not committed any act or made any omission that could reasonably be expected to result in, nor do any facts or circumstances exist which could reasonably be expected to give rise to, (a) any product liability claims not covered by insurance (other than customary deductibles or self-retention amounts under such insurance policies), (b) any costs (individually or in the aggregate) to cure any breach of warranty or failure to meet product or service specifications, or (c) any other material product liability or warranty claims. The Company has not received any unresolved written claims alleging breach of product warranty or any injury to persons or property arising from any sale of goods, Products, or any related products or services which have ever been sold. The Company has not received any written notice nor does it otherwise have Knowledge of any claim that it is under any liability with respect to the return of Products other than in the ordinary course of business consistent with past practice.

3.22 Accounts Receivable; Inventories. All accounts receivable have arisen from bona fide transactions entered into in the ordinary course of business consistent with past practice. The inventories of the Company reflected on the Company Balance Sheet or acquired subsequent to the date of the Company Balance Sheet consist of (or until disposed of in the ordinary course of business consisted of) items of a quality and quantity usable and/or salable in the normal course of business, except for any items of inventory that are obsolete, below standard quality or not salable in the normal course of business and that have been written down to net realizable market value. The values at which said inventories are carried on the Company Balance Sheet reflect the normal inventory valuation policy of the Company, which is to state inventory at cost or market, whichever is lower, on a first-in, first-out basis. The Company has no damaged, defective, slow-moving or obsolete items or items of below standard quality included in their inventories, except in each case for which there are adequate reserves on the Company Balance Sheet.

3.23 Customers and Suppliers. The Company is not involved in any material claim or controversy with any of its customers or suppliers. No customer or supplier has canceled, materially diminished or otherwise terminated, or communicated any written threat to the Company to cancel, materially diminish or otherwise terminate its relationship with the Company, and the Company has no Knowledge of any basis for any of the foregoing.

3.24 Absence of Certain Commercial Practices. Neither the Company nor any officer, manager, director, employee, trustee, agent or representative of any of the foregoing, nor any Person acting on behalf of any of the foregoing, has given or agreed to give any (a) individual gift or similar benefit to any customer, supplier, physician, Governmental Entity (including any governmental employee or official) or any other Person who is or may be in a position to help, hinder or assist the Company or the Person giving such gift or benefit in connection with any actual or proposed transaction relating to the Company’s businesses, which gifts or similar benefits would individually or in the aggregate subject the Company or any officer, director, employee, agent or representative thereof to any criminal Action or violation of Law; (b) receipts from or payments to any governmental officials, physicians or employees in violation of Law; (c) bribes or kickbacks; or (d) any receipts or disbursements in connection with any unlawful boycott.

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ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the Parent SEC Reports or the letter dated the date of this Agreement and delivered to the Company by Parent concurrently with the execution and delivery of this Agreement (the “Parent Disclosure Letter”), Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

4.1 Organization and Authority of Parent and Merger Sub.

(a) Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. The execution, delivery and performance of this Agreement by the Parent and the consummation by Parent of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Parent. The shares of Parent Common Stock to be issued as the Merger Consideration have been duly authorized by all necessary corporate action on the part of Parent and, when issued in accordance with this Agreement, will be validly issued, fully paid and non-assessable. This Agreement has been duly executed and delivered by Parent, and assuming due authorization, execution and delivery by the Company and Merger Sub, this Agreement constitutes a valid and binding obligation of Parent enforceable against Parent in accordance with its terms, except to the extent that the enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws, or by equitable principles relating to the rights of creditors generally.

(b) Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The execution, delivery and performance of this Agreement by the Merger Sub and the consummation by Merger Sub of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Merger Sub. This Agreement has been duly executed and delivered by Merger Sub, and assuming due authorization, execution and delivery by the Company and the Parent, this Agreement constitutes a valid and binding obligation of Merger Sub enforceable against Merger Sub in accordance with its terms, except to the extent that the enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws, or by equitable principles relating to the rights of creditors generally.

(c) The Merger Sub has delivered to the Company complete and correct copies of the charter and bylaws of the Merger Sub as in effect as of the Closing Date.

(d) Parent does not own any capital stock of, or other equity or voting interests of any nature in, or any interest convertible, exchangeable or exercisable for, capital stock of or other equity or voting interests of any nature in, any other Person.

(e) The board of directors of the Parent and the Merger Sub, by resolutions duly adopted by unanimous vote at a meeting of all directors of the Company duly called and held and, as of the date hereof, not subsequently rescinded or modified in any way, has, as of the date hereof, (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the Parent’s and Merger Sub’s stockholders, and (ii) approved and declared advisable the “agreement of merger” (as such term is used in Section 251 of the DGCL) contained in this Agreement and the transactions contemplated by this Agreement, including the Merger, in accordance with the DGCL.

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4.2 Capitalization.

(a) The authorized capital stock of the Parent consists of 250,000,000 shares of Parent Common Stock and 25,000,000 shares of Parent Preferred Stock. As of the date hereof, (i) [6,090,580] shares of Parent Common Stock are issued and outstanding, and (ii) 1,000,000 shares of Parent Preferred Stock are designated as Series A Convertible Preferred Stock, of which no shares are issued and outstanding. All of the outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid and non-assessable. None of the outstanding shares of Parent Common Stock, nor the shares of Parent Series A Preferred Stock to be issued as Merger Consideration, were or will be issued in violation of any preemptive rights or subject to any preemptive rights of any Person.

(b) Except as set forth in Section 4.2(b) of the Parent Disclosure Letter, there are no outstanding options, warrants, agreements, conversion rights, preemptive rights or other rights to subscribe for or purchase from the Parent, or any plans, contracts or commitments providing for the issuance of, or the granting of rights to acquire, (i) any capital stock or other ownership interests of the Parent; or (ii) any securities convertible into or exchangeable for any such capital stock or other ownership interests. There are no outstanding contractual obligations or plans of the Parent to transfer, issue, repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other ownership interests of the Parent. There are no outstanding bonds, debentures, notes or other indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which holders of shares of Parent common stock may vote.

(c) The authorized capital stock of the Merger Sub consists of 1,000 shares of common stock. As of the date hereof, there are 1,000 shares of common stock outstanding, all of which are held by the Parent. All of the shares of Merger Sub common stock have been duly authorized and validly issued and are fully paid and non-assessable. None of the Merger Sub shares were issued in violation of any preemptive rights or is subject to any preemptive rights of any Person. There are no outstanding options, warrants, agreements, conversion rights, preemptive rights or other rights to subscribe for or purchase from the Merger Sub, or any plans, contracts or commitments providing for the issuance of, or the granting of rights to acquire, (i) any capital stock or other ownership interests of the Merger Sub; or (ii) any securities convertible into or exchangeable for any such capital stock or other ownership interests.

(d) The Parent has good title to, and is the sole record and beneficial owner of, 100% of the issued and outstanding shares of the Merger Sub and such shares are free and clear of any and all Encumbrances. The Parent is not a party to any voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the shares of the Merger Sub owned by the Parent other than such which will terminate upon the consummation of the transactions contemplated by this Agreement.

4.3 Taxes.

(a) All Taxes due and owing by the Parent or the Merger Sub, whether or not shown on any Tax Return have been paid. All Tax Returns required to be filed by the Parent and the Merger Sub have been timely filed and are true, correct, and complete in all material respects. All monies required to be withheld by the Parent or the Merger Sub from employees, independent contractors, creditors, or other third parties for Taxes have been collected or withheld, and timely paid in full to the respective Governmental Entity. Neither the Parent, nor the Merger Sub are currently the beneficiary of any extension of time within which to file any Tax Returns, other than automatic extensions requested in the ordinary course of business.

(b) There is no dispute, claim, audit, or other proceeding concerning any Tax liability of the Parent or the Merger Sub pending, threatened or proposed. There are no Tax rulings, requests for rulings, or closing agreements relating to the Parent or the Merger Sub that could affect the liability for Taxes of the Parent, the Merger Sub, or the Company for any period (or portion of a period) after the Closing Date. Neither the Parent nor the Merger Sub have received notice of any Tax deficiencies of any kind assessed against either the Parent or Merger Sub.

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4.4 Litigation; Compliance with Laws. Except as set forth in Section 4.4 of the Parent Disclosure Letter:

(a) There is no Action pending or, to the Knowledge of the Parent or the Merger Sub, threatened against or affecting the Merger Sub or any of its assets. There is no Action initiated by the Merger Sub currently pending or which the Merger Sub intends to initiate.

(b) To the Knowledge of the Parent or the Merger Sub, neither the Parent nor the Merger Sub (i) is in violation of any applicable Law in any material respect or (ii) in default in any material respect of any Order to which it, or its properties or assets (owned or used), is subject. To the Knowledge of the Parent or the Merger Sub, at all times since inception, Merger Sub has been in material compliance with each Law that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets.

(c) There is no Action pending or, to the Knowledge of the Parent and except as may be set forth in the Parent’s filings with the SEC, there is no Action threatened against or affecting the Parent or any of its assets. There is no Action initiated by the Parent currently pending or which the Parent intends to initiate.

(d) The Parent or the Merger Sub has not received since inception any notice or other communication (whether oral or written) from any Governmental Entity or any other Person regarding (i) any actual, alleged, possible, or potential material violation of, or material failure to comply with, any Law or (ii) any actual, alleged, possible, or potential material obligation on the part of the Parent or the Merger Sub to undertake, or to bear all or any material portion of the cost of, any remedial action of any nature.

(e) There is no Action pending or threatened in writing against or affecting the Parent or the Merger Sub seeking to restrain or prohibit the Parent or the Merger Sub’s entry into this Agreement or prohibit the Closing.

4.5 No Conflict; Governmental Consents.

(a) The execution, delivery and performance of this Agreement by the Parent and Merger Sub do not and will not (i) violate, conflict with or result in the breach of any provision of the certificate of incorporation or by-laws of the Parent or Merger Sub, (ii) conflict with or violate in any material respect any Law or Order applicable to any of the Parent or Merger Sub, or (iii) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the assets or properties of the Parent or Merger Sub pursuant to, any note, bond, mortgage, indenture, license, permit, lease, sublease or other material Contract to which the Parent or Merger Sub is a party or by which any of its assets or properties is bound or affected.

(b) The execution, delivery and performance of this Agreement by the Parent and Merger Sub does not and will not require any Approval or Order of any Governmental Entity, other than the filing of the Certificate of Merger with the Secretary of State of Delaware and such filings as may be required by any applicable federal or state securities or blue sky Laws.

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4.6 SEC Reporting. Parent has filed or furnished all forms, reports, schedules, statements, exemptions, certifications and other documents (including all exhibits, amendments and supplements thereto, the “Parent SEC Reports”) required to be filed or furnished by it with the SEC pursuant to the Exchange Act or other applicable United States federal securities Laws. As of their respective dates, after giving effect to any amendments or supplements thereto, the Parent SEC Reports (A) complied as to form in all material respects with the requirements of the Securities Act and the Exchange Act, if applicable, as the case may be, and, to the extent applicable, the Sarbanes-Oxley Act of 2002, and (B) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Parent contained in such Parent SEC Reports (the “Parent Financial Statements”) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto in effect at the time of filing or furnishing the applicable Parent SEC Report. To the Knowledge of the Parent, no investigation by the SEC with respect to the Parent, the Merger Sub or any of their respective officers or directors is pending or threatened.

4.7 Bad Actor Disqualification. The Parent has exercised reasonable care, in accordance with SEC rules and guidance, to determine whether any Covered Person (as defined below) is subject to any Disqualification Events. To the Parent’s knowledge, no Parent Covered Person is subject to a Disqualification Event, except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3) under the Securities Act. The Parent has complied, to the extent applicable, with any disclosure obligations under Rule 506(e) under the Securities Act. “Parent Covered Persons” are those persons specified in Rule 506(d)(1) under the Securities Act, including the Parent; any predecessor or affiliate of the Parent; any director, executive officer, other officer participating in the offering, general partner or managing member of the Parent; and any beneficial owner of 20% or more of the Parent’s outstanding voting equity securities, calculated on the basis of voting power.

4.8 Undisclosed Liabilities. Except as disclosed in Section 4.8 of the Parent Disclosure Letter, the Parent Financial Statements or the Parent SEC Reports, since August 31, 2022 through the date hereof, Parent has no liabilities (whether or not of a nature required to be disclosed on a consolidated balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP) which are, individually or in the aggregate, material to Parent, except for (i) liabilities shown on the most recent Parent Financial Statements, (ii) liabilities which have arisen in the ordinary course of business since August 31, 2022, or (iii) liabilities incurred in connection with this Agreement or the transactions contemplated hereby.

4.9 No Brokers or Finders. No agent, broker, finder, or investment or commercial banker, or other Person or firm engaged by or acting on behalf of any of the Parent, the Merger Sub, or any of their respective Affiliates, in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement, is or will be entitled to any brokerage or finder’s or similar fee or other commission as a result of this Agreement or such transactions.

4.10 Intellectual Property Rights.

(a) The Parent and the Merger Sub each own, free and clear from all Encumbrances, or otherwise possesses legally enforceable rights to use pursuant to a valid and enforceable written license, sublicense, agreement, or permission all Intellectual Property reasonably necessary to the conduct of the Parent’s and Merger Sub’s business as currently conducted and to the consummation of this Agreement. The Intellectual Property owned by the Parent or the Merger Sub (“Parent Owned Intellectual Property”) and the Intellectual Property licensed to the Parent or to the Merger Sub (“Parent Licensed Intellectual Property”) comprise all of the Intellectual Property that is used by the Parent or the Merger Sub or reasonably required for the continued conduct of the Parent’s and the Merger Sub’s business as currently conducted and for the consummation of this Agreement. The Parent or the Merger Sub own or are the valid licensees of all Parent Intellectual Property and each item of the Parent Intellectual Property owned by the Parent or the Merger Sub immediately prior to the Effective Time will be owned or available for use by the Surviving Entity on identical terms and conditions immediately subsequent to the Closing hereunder.

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(b) Section 4.10(b)(i) of the Parent Disclosure Letter sets forth a true, correct, and complete list of all Intellectual Property in which the Parent or the Merger Sub has an ownership interest (indicating whether such interest is sole ownership or joint ownership) that is issued by or registered with a Governmental Entity or for which an application for issuance or registration has been filed with a Governmental Entity. Section 4.10(b)(ii) of the Parent Disclosure Letter sets forth a true, correct, and complete list of all Parent Licensed Intellectual Property that is material to the Company’s business but is not otherwise identified in Section 4.10(b)(i) of the Parent Disclosure Letter. Section 4.10(b)(iii) of the Parent Disclosure Letter sets forth a true, correct, and complete list of all trademarks, service marks and other trade designations that are Parent Owned Intellectual Property and not otherwise identified in Section 4.10(b)(i) of the Parent Disclosure Letter.

(c) The use of the Parent Intellectual Property and the operation of the Parent’s and Merger Sub’s business as currently used and conducted and as currently contemplated, has not and will not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any valid and enforceable Intellectual Property rights of third parties and, to the Knowledge of the Parent or the Merger Sub, there are no facts indicating a likelihood of the foregoing. Neither the Parent nor the Merger Sub have ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or conflict (including any claim that the Parent or the Merger Sub must license or refrain from using any Intellectual Property rights of any third party). Neither the Parent nor the Merger Sub is a party to any past, nor is there any pending or, to the Knowledge of the Parent or the Merger Sub, threatened, action, lawsuit or other judicial, arbitral or administrative proceeding involving or relating to any Parent Intellectual Property, including, without limitation, involving any claim that Parent or the Merger Sub infringed, misappropriated or violated the Intellectual Property Rights of any third party.

(d) The Parent and the Merger Sub have taken all necessary and desirable actions to maintain and protect all of the Parent Intellectual Property. Without limiting the foregoing: (i) the Parent and the Merger Sub have, and to the Knowledge of the Parent and the Merger Sub, all manufacturers, suppliers, distributors, resellers, and licensees have, complied in all material respects with all applicable Laws relating to marking of any products covered by the Parent Patents; (ii) to the Knowledge of the Parent and the Merger Sub, all products have been properly marked and no products have been falsely marked; and (iii) the Parent and Merger Sub have taken all steps reasonably necessary to protect and preserve the confidentiality of all confidential Parent Intellectual Property.

(e) The Parent and the Merger Sub have complied in all material respects with and is presently in compliance in all material respects with all foreign, federal, state, local, governmental (including, but not limited to, the Federal Trade Commission and State Attorneys General), administrative, or regulatory Laws applicable to any Parent Intellectual Property or to personal information and the Parent and the Merger Sub shall take all steps necessary to ensure such compliance until Closing.

(f) There are no licenses, settlement agreements, covenants not to sue or other agreements in which the Parent or Merger Sub, or any predecessor thereto, has granted any rights or interest in or to, or permitted use of, any material Parent Intellectual Property by any third party or affiliate.

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(g) The Parent Owned Intellectual Property and, to the Knowledge of the Parent and the Merger Sub, the Parent Licensed Intellectual Property, is valid and enforceable and in full force. The Parent Owned Intellectual Property and, to the Knowledge of the Parent and the Merger Sub, the Parent Licensed Intellectual Property: (i) is not subject to any opposition, cancellation, interference, reissue, reexamination, derivation, revocation or post-grant proceeding and, to the Knowledge of the Parent and the Merger Sub, no such proceeding is or has been threatened; (ii) has not expired, lapsed, been cancelled, or become expressly abandoned; (iii) is validly applied for and registered; and (iv) is not the subject of any judicial, administrative or arbitral order, award, decree, injunction, lawsuit, proceeding or stipulation, or of any other proceeding or action pending before any Governmental Entity anywhere in the world. All maintenance fees and annuities required with respect to such Parent Intellectual Property to date have been timely paid in full. The Parent Patents include all Patents to which any Parent Patent has been terminally disclaimed.

(h) The Parent, the Merger Sub, and their representatives and, to the Knowledge of the Parent and the Merger Sub, all prior and current owners of any Parent Owned Intellectual Property have (A) complied with the duty of candor and disclosure to the United States Patent and Trademark Office and analogous Laws outside the United States with respect to Parent Owned Intellectual Property; (B) not knowingly misrepresented or failed to disclose any fact or circumstance (including, with respect to Parent Patents, the name of any inventor of subject matter claimed in any Parent Patent or the existence of any material prior art) in connection with the prosecution of any Parent Owned Intellectual Property; and (C) not otherwise knowingly engaged in any conduct, or failed to perform any act, the result of which could reasonably be expected to materially adversely affect the validity or enforceability of any Parent Owned Intellectual Property.

(i) To the Knowledge of the Parent and the Merger Sub, (i) there is no prior art that could reasonably be expected to invalidate any Parent Intellectual Property, and (ii) no fact or circumstance exists that could reasonably be expected to otherwise materially adversely affect the validity or enforceability of any Parent Intellectual Property.

(j) Neither the Parent nor the Merger Sub has sent any notice to or asserted or threatened any action or claim against any third party involving or relating to the Parent Intellectual Property and, to the Parent’s and Merger Sub’s Knowledge, at no time has any Person ever interfered with, infringed, or misappropriated any Parent Intellectual Property.

(k) Neither the Parent nor the Merger Sub has made a previous assignment, transfer or agreement in conflict herewith or constituting a present or future assignment of or encumbrance of any of the Parent Intellectual Property.

(l) No Parent Owned Intellectual Property is co-owned by, exclusively licensed to, or otherwise controlled by any other Person, including any current or former employee, officer, director, consultant, contractor, or clinical or research partner of the Parent or the Merger Sub. Neither the Parent nor the Merger Sub owe any compensation or remuneration (other than the general compensation for employment or services) to a current or former employee, officer, director, consultant, or contractor for any Parent Owned Intellectual Property. No Parent Intellectual Property is, or could reasonably be expected to become, as a result of any action or failure to act on the part of the Parent or the Merger Sub or other owner of such Parent Intellectual Property, subject to any (i) covenant not to sue, release, consent, or similar limitation on enforcement of such Parent Intellectual Property; (ii) option to acquire or reversionary right; or (iii) grant of any right to any recoveries or proceeds from the enforcement or exploitation of such Parent Intellectual Property.

(m) By executing and performing its obligations under this Agreement, neither the Parent nor the Merger Sub are in violation of any agreement between the Parent or the Merger Sub and any third party relating to any of the Parent Intellectual Property.

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(n) No funding of any Governmental Entity and no Intellectual Property, facilities, personnel, or other resources of any multi-national, bi-national, or international organization, university, college, or other academic institution, medical institute, or research center were used, directly or indirectly, in the creation or development of any Products or any material Parent Owned Intellectual Property by or for the Parent, the Merger Sub, or any other owner of any Parent Owned Intellectual Property, and no product or Parent Patent was developed pursuant to the requirements of a contract with any Governmental Entity; and (ii) no Governmental Entity has any right, title, or interest (including any “march in” rights) in or to any Parent Intellectual Property or product.

4.11 Material Agreements.

(a) A list of the written material agreements of the Parent or the Merger Sub is set forth on Section 4.11 of the Parent Disclosure Letter (each, a “Parent Material Agreement”). The Parent and the Merger Sub and, to the Parent’s and the Merger Sub’s Knowledge, each other party thereto, has in all material respects performed all the obligations required to be performed by them to date (or such non-performing party has received a valid written waiver with respect to its non-performance), and neither the Parent nor the Merger Sub has received written notice of breach or default and is not in breach or default (with due notice or lapse of time or both), under any Parent Material Agreement which would permit termination, modification or acceleration of payment or performance under any Parent Material Agreement. Neither the Parent nor the Merger Sub have any Knowledge of any breach or termination, or anticipated breach or termination, by the other party to any Parent Material Agreement.

(b) True, correct and complete copies of each Parent Material Agreement, as amended to date, have been provided to the Company. Each of the Parent Material Agreements is in full force and effect, and is a legal, binding and enforceable obligation of or against the parties thereto, subject to applicable bankruptcy, insolvency and other similar Laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies. Neither the Parent nor the Merger Sub have assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in any Parent Material Agreement.

4.12 Title to Properties and Assets; Encumbrances. The Parent and the Merger Sub have good and marketable title to its properties and assets, and has good title to its leasehold interests, in each case subject to no Encumbrance, other than (a) Encumbrances for current Taxes (i) not yet due and payable and (ii) provided for on the applicable financial statements or incurred in the ordinary course of business consistent with past practices after the date of the Parent and the Merger Sub Balance Sheet, (b) de minimis Encumbrances and defects in title which do not in any case, individually or in the aggregate, materially detract from the value, continued ownership, use or operation of the properties and assets subject thereto, or materially impair the business operations of the owner or lessee thereof, and that have arisen in the ordinary course of business consistent with past practices. With respect to the property and assets it leases, the Parent and the Merger Sub are in compliance with such leases in all material respects and hold a valid leasehold interest free of all Encumbrances. The Parent’s and Merger Sub’s properties and assets are in good condition and repair in all material respects, subject to ordinary wear and tear and routine maintenance, and are reasonably sufficient for the operation of the Parent’s and Merger Sub’s business as conducted and contemplated to be conducted as of the date hereof. The Parent and the Merger Sub do not currently own, and have never owned, any real property.

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4.13 Employees; Employee Benefit Plans.

(a) The employment of each employee of the Parent or the Merger Sub is terminable at will. No employee of the Parent or the Merger Sub has been granted the right to continued employment by the Parent or the Merger Sub or to any material compensation following termination of employment with the Parent or the Merger Sub. Neither the Parent nor the Merger Sub are in default with respect to any obligation to any of its employees in any material respect. No employee of the Parent or the Merger Sub is represented by any labor union or covered by any collective bargaining agreement. There is no pending or, to the Parent’s or the Merger Sub’s Knowledge, threatened dispute or Action involving the Parent or the Merger Sub and any employee or group of its employees, including, without limitation, charges of discrimination, retaliation, or violation of equal opportunity or anti-discrimination Laws. The Parent and the Merger Sub have complied and are currently complying in all material respects with all applicable Laws relating to employment and employment practices, terms and conditions of employment, and wages and hours. Neither the Parent nor the Merger Sub have been notified of any pending or threatened investigation by any branch or department of U.S. Immigration and Customs Enforcement (“ICE”) or other federal agency charged with administration and enforcement of federal immigration laws concerning the Parent or the Merger Sub, and neither the Parent nor the Merger Sub have received any “no match” notices from ICE, the Social Security Administration or the Internal Revenue Service.

(b) Section 4.13(b) of the Parent Disclosure Letter sets forth a complete and correct list of each Benefit Plan. A copy of each Benefit Plan has been made available to Company, including, (A) the two (2) most recent annual report on Form 5500 filed with the IRS with respect to each Benefit Plan (if any such report was required) and schedules thereto, (B) the most recent summary plan description or similar document for each such Benefit Plan for which such summary plan description is required or was otherwise provided to plan participants or beneficiaries, (C) the most recent actuarial report or other financial statement, if any, relating to such Benefit Plan, (D) the most recent determination letter or opinion letter, if any, issued by the IRS with respect to such Benefit Plan and any pending request for such a determination letter, (E) each trust agreement and insurance annuity contract, if any, relating to any such Benefit Plan, (F) the two (2) most recent nondiscrimination testing results (if applicable) and (G) written descriptions of all non-written agreements relating to the Benefit Plans.

(c) Neither the Parent, the Merger Sub, nor any Parent ERISA Affiliate participates currently or has ever participated in and is not required currently and has never been required to contribute to or otherwise participate in any multiemployer plans (as defined in Section 3(37) of ERISA), any multiple employer plan (as defined in Section 413(c) of the Code), any “defined benefit plan” as defined in Section 3(35) of ERISA, any pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code, any plan, program or arrangement subject to Title IV of ERISA, or any multiple employer welfare arrangement as defined in Section 3(40) of ERISA. Each Benefit Plan has been operated, maintained and administered in accordance with its terms and with the requirements of applicable Law, including ERISA, the Code and the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010. There has been no violation of or failure to comply with ERISA or the Code with respect to the filing of applicable returns, reports, documents and notices regarding any of the Benefit Plans with any Governmental Entity or the furnishing of such notices or documents to the participants or beneficiaries of the Benefit Plans. Neither the Parent, the Merger Sub, nor any Parent ERISA Affiliate, “party in interest” or “disqualified person” with respect to the Benefit Plans has engaged in a material “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA for which an applicable statutory or administrative exemption does not exist. All benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable laws and accounting principles, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, GAAP.

(d) Each Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a determination or opinion letter from the IRS stating that it (or the master or prototype form on which it is established) is so qualified, and to the Parent’s and the Merger Sub’s Knowledge, no event has occurred since the date of such determination or opinion letter that would reasonably be expected to adversely affect the qualified status of any such Benefit Plan.

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(e) Each Benefit Plan that is a “group health plan” has complied in all respects in form, operation and administration with the employer shared responsibility mandate, to the extent applicable, under Code Section 4980H, and neither the Parent nor the Merger Sub are subject to, nor reasonably could be expected to be subject to, any “assessable payments” (within the meaning of Code Section 4980H). Except as otherwise provided herein, the execution of this Agreement or the consummation of the Merger will not (either alone or upon the occurrence of any additional events that, standing alone, would not trigger such benefits) (i) entitle any Person to severance payable by the Parent, the Merger Sub, or their Affiliates, (ii) accelerate the time of funding, vesting or payment of any benefits under any of the Benefit Plans or (iii) result in the payment of compensation that would, in combination with any other payment, result in an “excess parachute payment” with respect to any Person within the meaning of Section 280G(b) of the Code. Each Benefit Plan that is a “nonqualified deferred compensation” plan within the meaning of Section 409A of the Code has been operated in material compliance with such section and all applicable regulatory guidance (including notices, rulings and proposed and final regulations). The Parent and the Merger Sub do not have any actual or potential obligation to reimburse or otherwise “gross-up” any Person for the interest or additional tax set forth under Section 409(A)(a)(1)(B) of the Code.

(f) There are (i) no current, pending or, to the Parent’s or the Merger Sub’s Knowledge, threatened investigations by any Governmental Entity involving Benefit Plans, and (ii) no pending, asserted or, to the Parent’s or the Merger Sub’s Knowledge, threatened claims (other than routine claims for benefits), suits or proceedings against any Benefit Plans. None of the Benefit Plans provides for post-employment life, health or medical insurance or life, health, medical or other welfare benefits or coverage for any participant or any beneficiary of a participant following termination of employment, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or applicable state law or otherwise.

(g) Each individual who is classified by the Parent, the Merger Sub, or any Affiliate thereof, as an independent contractor has been properly classified for purposes of participation and benefit accrual under each Benefit Plan.

4.14 Obligations to Related Parties. There are no loans, leases, agreements, commitments or other continuing transactions between the Parent or the Merger Sub and (a) any executive, officer, director or manager of the Parent or the Merger Sub or any member of any such Person’s immediate family, (b) any Person that owns more than ten percent (10%) of the equity securities of the Parent or the Merger Sub or any member of any such Person’s immediate family, or (c) any Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with any of the foregoing Persons (each such Person identified in (a), (b) or (c), a “Parent Related Person”). To the Parent’s or Merger Sub’s Knowledge, no Parent Related Person has any direct or indirect ownership interest in any Person with which the Company, the Parent, or the Merger Sub has a business relationship or any Person that competes with the Company, the Parent, or the Merger Sub, except in connection with the ownership of securities of publicly-traded companies (but not exceeding two percent (2%) of the outstanding capital stock or other securities of any such company). To the Parent’s or Merger Sub’s Knowledge, no Parent Related Person has, directly or indirectly, any financial interest in any material Contract with the Company, the Parent, or the Merger Sub (other than such contracts as relate to any such person’s ownership of equity securities of the Parent or the Merger Sub or employment by the Parent or the Merger Sub). Neither the Parent nor the Merger Sub are a guarantor or indemnitor of any Indebtedness of any other Person

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4.15 Insurance. Section 4.15 of the Parent Disclosure Letter sets forth a list of the policies of insurance currently maintained with respect to the products, properties, assets, operations, business and/or current or former employees of the Parent or the Merger Sub (collectively, the “Parent Policies”). The Parent and the Merger Sub heretofore has made available to the Company copies of all Parent and Merger Sub Policies. All premiums due on the Parent and Merger Sub Policies have been paid, and no notice of cancellation or termination or intent to cancel has been received by the Parent or the Merger Sub with respect to the Parent Sub Policies and to the Parent’s or Merger Sub’s Knowledge, no grounds exist for such termination or cancellation.

4.16 Environmental Laws. The Parent and Merger Sub are in compliance in all material respects with all applicable Environmental Laws. There is no environmental litigation or other environmental Action pending or, to the Parent’s or Merger Sub’s Knowledge, threatened by any Governmental Entity or others with respect to the business of the Parent or the Merger Sub. To the Parent’s and Merger Sub’s Knowledge, no state of facts exists as to environmental matters or Hazardous Substances that involves the reasonable likelihood of a material capital expenditure by the Parent or the Merger Sub or that may otherwise materially and adversely affect the Parent or the Merger Sub. To the Parent’s and the Merger Sub’s Knowledge, no Hazardous Substances have been used, treated, stored or disposed of, or otherwise deposited, in or on the properties currently or formerly owned or leased by the Parent or the Merger Sub in violation of any applicable Environmental Laws, where the effect of such violations, individually or in the aggregate, could reasonably result in a material capital expenditure by the Parent or the Merger Sub or that may otherwise be expected to have a Material Adverse Effect on the Parent or the Merger Sub.

4.17 Products; Product Warranties; Product Liability. To the Parent’s and the Merger Sub’s Knowledge, it has not committed any act or made any omission that could reasonably be expected to result in, nor do any facts or circumstances exist which could reasonably be expected to give rise to, (a) any product liability claims not covered by insurance (other than customary deductibles or self-retention amounts under such insurance policies), (b) any costs (individually or in the aggregate) to cure any breach of warranty or failure to meet product or service specifications, or (c) any other material product liability or warranty claims. Neither the Parent nor the Merger Sub have received any unresolved written claims alleging breach of product warranty or any injury to persons or property arising from any sale of goods, products, or any related products or services which have ever been sold. Neither the Parent nor the Merger Sub have received any written notice nor do they otherwise have Knowledge of any claim that it is under any liability with respect to the return of any products other than in the ordinary course of business consistent with past practice.

4.18 Accounts Receivable; Inventories. All accounts receivable have arisen from bona fide transactions entered into in the ordinary course of business consistent with past practice. The inventories of the Parent and the Merger Sub reflected on the respective Parent or Merger Sub Balance Sheet or acquired subsequent to the date of the respective Parent or Merger Sub Balance Sheet consist of (or until disposed of in the ordinary course of business consisted of) items of a quality and quantity usable and/or salable in the normal course of business, except for any items of inventory that are obsolete, below standard quality or not salable in the normal course of business and that have been written down to net realizable market value. The values at which said inventories are carried on the Parent Balance Sheet or Merger Sub Balance Sheet reflect the normal inventory valuation policy of the Parent and Merger Sub, as applicable, which is to state inventory at cost or market, whichever is lower, on a first-in, first-out basis. Neither the Parent nor the Merger Sub has any damaged, defective, slow-moving or obsolete items or items of below standard quality included in their inventories, except in each case for which there are adequate reserves on the respective Parent or Merger Sub Balance Sheet.

4.19 Customers and Suppliers. Neither the Parent nor the Merger Sub is involved in any material claim or controversy with any of its customers or suppliers.

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4.20 Absence of Certain Commercial Practices. Neither the Parent, the Merger Sub, nor any officer, manager, director, employee, trustee, agent or representative of any of the foregoing, nor any Person acting on behalf of any of the foregoing, has given or agreed to give any (a) individual gift or similar benefit to any customer, supplier, physician, Governmental Entity (including any governmental employee or official) or any other Person who is or may be in a position to help, hinder or assist the Parent or the Merger Sub, or the Person giving such gift or benefit in connection with any actual or proposed transaction relating to the Parent’s or the Merger Sub’s businesses, which gifts or similar benefits would individually or in the aggregate subject the Parent or the Merger Sub, or any officer, director, employee, agent or representative thereof to any criminal Action or violation of Law; (b) receipts from or payments to any governmental officials, physicians or employees in violation of Law; (c) bribes or kickbacks; or (d) any receipts or disbursements in connection with any unlawful boycott.

4.21 Banks. Section 4.21 of the Parent Disclosure Letter sets forth (a) the name of each bank, trust company or other financial institution with which the Parent or the Merger Sub has an account, credit line or safe deposit box, (b) the names of all Persons authorized to draw thereon or to have access to any safe deposit box, and (c) the purpose of each such account, credit line or safe deposit box. From and after Closing, the Parent and the Merger Sub will separately furnish to the Company the passwords used to access such accounts, including those required for voice response and internet services.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1 Indemnification and Exculpation.

(a) Each of Parent, Merger Sub and the Company agree that, to the fullest extent permitted under applicable Law, all rights to indemnification, advancement and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors, officers and employees of the Company, Parent and its Subsidiaries, and the fiduciaries currently indemnified under benefit plans of the Company, Parent and/or its Subsidiaries, or any Person who comes to serve in such capacity prior to the Effective Time, as provided in each of their respective certificates of incorporation, by-laws (or comparable organizational document) or other agreements providing indemnification, advancement or exculpation, shall survive the Merger and shall continue in full force and effect in accordance with their terms, and no such provision in any certificate of incorporation, by-law (or comparable organizational document) or other agreement shall be amended, modified or repealed in any manner that would adversely affect the rights or protections thereunder to any such individual with respect to acts or omissions occurring at or prior to the Effective Time. In addition, from and after the Effective Time, all directors, officers and employees of the Parent and its Subsidiaries, and all fiduciaries currently indemnified under benefit plans of the Company, Parent and/or its Subsidiaries who become directors, officers, employees of Parent and/or its Subsidiaries or fiduciaries under benefit plans of the Parent and/or its Subsidiaries will be entitled to the indemnity, advancement and exculpation rights and protections afforded to directors, officers and employees of Parent and/or its Subsidiaries and to fiduciaries under benefit plans of the Parent and/or its Subsidiaries. From and after the Effective Time, Parent and its Subsidiaries will continue to honor and fulfill all obligations pursuant to any written indemnification agreements with any present and former director or officer of Company, Parent and/or its Subsidiaries in effect as of the date hereof. From and after the Effective Time, Parent shall cause the Surviving Entity to honor and perform, in accordance with their respective terms, each of the covenants contained in this Section 5.1 without limit as to time.

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(b) Notwithstanding any other provisions hereof, the obligations of Parent contained in Section 5.1 shall be binding upon the successors and assigns of Parent and/or its Subsidiaries. In the event Parent or any of its Subsidiaries, or any of their respective successors or assigns, (i) consolidates with or merges into any other Person or (ii) transfers all or substantially all of its properties or assets to any Person, then, and in each case, proper provision shall be made so that the successors and assigns of Parent or any such Subsidiary, as the case may be, honor the obligations set forth in Section 5.1.

5.2 Tax-Free Reorganization Treatment. The parties to this Agreement intend that the Merger will qualify as a reorganization under Section 368(a) of the Code, and each shall not take any action, or fail to take any action, that would reasonably be expected to jeopardize the qualification of the Merger as a reorganization under Section 368(a) of the Code. Each party to this Agreement will report the Merger as a reorganization within the meaning of Section 368(a) of the Code for all Tax purposes, including attaching the statement described in Treasury Regulations Section 1.368-3(a) on or with its return for the taxable year of the Merger.

5.3 Preservation of Records. For a period of seven (7) years after the Effective Time, or for such longer period as required by applicable Law, Parent shall preserve and retain all corporate, accounting, tax, legal, auditing, human resources and other books and records of the Parent and each of its Subsidiaries relating to the conduct of the business and operations of the Parent and its Subsidiaries prior to the Closing Date. Notwithstanding any other provisions hereof, the obligations of Parent contained in this Section 5.3 shall be binding upon the successors and assigns of Parent and its Subsidiaries. In the event Parent or its Subsidiaries, or any of their respective successors or assigns, (i) consolidates with or merges into any other Person or (ii) transfers all or substantially all of its properties or assets to any Person, then, and in each case, proper provision shall be made so that the successors and assigns of Parent or its Subsidiaries, as the case may be, honor the obligations set forth in this Section 5.3.

5.4 Parent Directors and Officers. Parent shall take such action as may be required to cause the officers set forth in Schedule 5.4 to be appointed to the offices opposite their names thereon effective immediately after the Closing Date, such officers to serve until their successors are duly elected and qualified or until their earlier death, removal or resignation.

5.5 Preparation of the Form 8-K. As promptly as practicable after the date hereof, Parent shall prepare one or more current reports on Form 8-K under the Exchange Act (including any amendments thereof, the “Form 8-K”) as required by the SEC for disclosure of the transactions contemplated hereby, such Form 8-Ks to be filed by Parent with the SEC, from time to time after the Closing, as required by Law. Such Form 8-Ks shall comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder.

5.6 PIPE Offering. Promptly following the Closing, Parent shall use its best efforts to conduct a private placement of Parent Common Stock, Parent Preferred Stock, or other security convertible into or exercisable for Parent Common Stock (the “PIPE Securities”) to raise up to $15,000,000 from Accredited Investors (the “PIPE Investors”), primarily for the following use of proceeds: purchase order fulfillment, product development, public company compliance, marketing and the Form S-1.

5.7 Registration Statement on Form S-1. As soon as commercially practicable following the sale of the PIPE Securities, Parent shall file a Registration Statement on Form S-1 or other appropriate form (the “Form S-1”) under the Securities Act covering the Parent Warrants and PIPE Securities.

5.8 Restated Certificate of Designation. On the Closing Date, Parent shall file with the Secretary of State of Nevada the Amended and Restated Certificate of Designation of the Rights, Preferences, Privileges and Restrictions of the Series A Convertible Preferred Stock of Nestbuilder.com Corp., in the form attached hereto as Exhibit D (the “Restated Certificate of Designation”).

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5.9 No Additional Representations or Warranties. Each of Parent, Merger Sub and the Company acknowledges that the other parties have not made any representation, warranty or covenant, express or implied, as to the accuracy or completeness of any information regarding any of them, except as expressly set forth in this Agreement or the Company Disclosure Letter or Parent Disclosure Letter. SUBJECT TO ANY RIGHTS ANY PARTY MAY HAVE UNDER LAW OR EQUITY WITH RESPECT TO FRAUD OR WILLFUL CONCEALMENT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT, NO PARTY MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW, IN EQUITY, OR OTHERWISE, IN RESPECT OF PARENT, MERGER SUB OR THE COMPANY, AS APPLICABLE, OR ANY OF THEIR RESPECTIVE ASSETS, LIABILITIES OR OPERATIONS, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED REPRESENTATION OR WARRANTY AS TO THE CONDITION, MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND EACH SUCH PARTY EXPRESSLY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY.

ARTICLE VI

TAX MATTERS

6.1 Conveyance Taxes. Company shall pay and be solely responsible for any transfer or gains, sales, use, transfer, value added, stock transfer, and stamp taxes, any transfer, recording, registration, and other fees, and any similar Taxes which become payable in connection with the transactions contemplated by this Agreement. Each party hereto shall execute and deliver all instruments and certificates necessary to enable the other party or parties to comply with the foregoing.

6.2 Pre-Closing Tax Returns. The Parent shall timely prepare or cause to be prepared and file or cause to be filed all Tax Returns of the Company required to be filed by the Company with respect to a period ending on or before the Closing Date (each such Tax Return, a “Pre-Closing Tax Return”). Parent and Merger Sub shall cause the Company to execute and timely file any Pre-Closing Tax Return prepared in accordance with this Section 6.2 that will be filed after the Closing Date. All such Pre-Closing Tax Returns shall be prepared and filed in a manner consistent with the past practice of the Company unless otherwise required by applicable Law. The Company the Merger Sub and the Parent will cooperate in good faith in connection with the exchange of information necessary for the preparation of all Pre-Closing Tax Returns.

6.3 Straddle Period. The Parent and Merger Sub shall timely prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Company required to be filed by the Company, as the case may be, with respect to a period beginning before the Closing Date and ending after the Closing Date (a “Straddle Period”) relating to Taxes a portion of which is owed by the Company with respect to any pre-closing tax period or portion thereof (“Straddle Period Returns”). All Straddle Period Returns shall be prepared and filed in a manner consistent with the past practice of the Company unless otherwise required by applicable Law. The Company shall have the right to review and comment on each Straddle Period Return prior to the filing of such return. The Company, the Parent and the Merger Sub agree to consult and resolve in good faith any issues and comments arising as a result of the review of each Straddle Period Return, and mutually to consent to filing as promptly as possible to each Straddle Period Return. The cost of preparing all Straddle Period Returns shall be paid by the Parent or the Merger Sub.

6.4 Last Day of Taxable Period. If the Company is permitted under any applicable foreign, state or local income tax Law to treat the Closing Date as the last day of a taxable period of the Company, the Company, the Parent and the Merger Sub shall treat (and cause their respective Affiliates to treat) the Closing Date as the last day of such taxable period (i.e., a deemed closing of the books for Tax purposes). For all purposes under this Agreement, in the case of Taxes that are payable with respect to any Straddle Period, the portion of any such Tax that is allocable to the portion of the period ending on the close of the Closing Date shall be, in the case of Taxes that are based upon or related to income or receipts, be equal to the amount which would be payable if the taxable year ended on the Closing Date.

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6.5 Tax Cooperation. The Company, the Parent and the Merger Sub shall, upon written request of the other, (i) each provide the other with such assistance as may be reasonably requested by any of them in connection with the preparation of any Tax Return, audit, or other examination by any taxing authority or judicial or administrative proceedings relating to liability for Taxes or such returns, (ii) each retain and provide the other with any records or other information that may be relevant to such Tax Returns, audit or examination, proceeding, or determination, and (iii) each provide the other with any final determination of any such audit or examination, proceeding, or determination that affects any amount required to be shown on any such Tax Returns. Without limiting the generality of the foregoing, the Merger Sub and Parent shall retain until the applicable statues of limitations (including any extensions) have expired, copies of all Pre-Closing Tax Returns and Straddle Period Returns, supporting work schedules, and other records or information that may be relevant to such returns, and shall not destroy or otherwise dispose of any such records without first providing the Company with a reasonable opportunity to review and copy the same. Each party shall bear its own expenses in complying with the foregoing provisions.

ARTICLE VII

INDEMNIFICATION

7.1 Survival of Representations and Warranties. The representations and warranties of Parent, Merger Sub and the Company contained in or made pursuant to this Agreement will survive the execution and delivery of this Agreement and the Effective Time for eighteen (18) months following the Closing. The Stockholder Representations shall survive indefinitely. Any and all claims for indemnification pursuant to Section 7.2 based upon a breach of a representation or warranty must be made in writing on or before the end of the survival period for the applicable representation or warranty for indemnification to be available therefor hereunder.

7.2 Indemnification.

(a) Subject to the provisions of this Article VII, from and after the Effective Time, Parent hereby agrees to indemnify and hold harmless the Company and the Company Stockholders and, as applicable, the Company’s officers, directors, stockholders, agents and representatives (each, a “Company Indemnified Party”) from and against any and all claims, demands, losses, damages, expenses or liabilities (including reasonable attorneys’ fees) (“Damages”) relating to or arising out of (i) a breach of any representation or warranty made by Parent or Merger Sub hereunder, or (ii) the litigation or threatened litigation described in Section 4.4 of the Parent Disclosure Letter.

(b) Subject to the provisions of this Article VII, from and after the Effective Time, (i) the Company and the Company Founding Stockholders hereby agree to jointly and severally indemnify and hold harmless Parent and, as applicable, the current and former officers, directors, stockholders, agents and representatives of Parent and its Subsidiaries (each, a “Parent Indemnified Party”) from and against any and all Damages relating to or arising out of a breach of any representation, warranty or covenant made by the Company hereunder, and (ii) each Company Stockholder hereby agrees to indemnify and hold harmless each Parent Indemnified Party against a breach of any representation, warranty or covenant provided by such Company Stockholder in its Investor Letter (each, a “Stockholder Representation”).

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(c) Subject to the provisions of this Article VII, from and after the Effective Time, Parent and Surviving Entity, jointly and severally, hereby agree to indemnify and hold harmless the Company Indemnified Parties and the Parent Indemnified Parties, as applicable, from and against any and all Damages relating to or arising out of any breach of any covenant made by the Parent or Surviving Entity hereunder to be performed following the Effective Time.

7.3 Holdback; Recourse.

(a) As security for the Company Founding Stockholders indemnification obligations arising only under the Sections specifically identified in 7.6(a) and (b), Parent shall hold back the Holdback Shares pursuant to the terms of this Article VII. The Holdback Shares shall be released and delivered to the Company Founding Stockholders in accordance with the terms of this Agreement six (6) months after the Closing Date (such period, the “Holdback Period”), except with respect to a number of such Holdback Shares as reasonably determined by the Parent Representative to be necessary to satisfy any unresolved claim made pursuant to this Article VII in writing prior to such release date, which securities shall be held until such claim(s) or potential claim(s) are fully and finally resolved. Parent shall be entitled to recover the Damages for which the Company Founding Stockholders are obligated to provide indemnification hereunder by cancellation of Holdback Shares on a pro rata basis based on the number of such securities issued to each holder thereof and held back as Holdback Shares (as adjusted for stock splits, combinations and similar transactions), and the aggregate number of Holdback Shares subject to such cancellation shall be determined by dividing the amount of such indemnifiable Damages, as fully and finally determined to be due by the mutual agreement of the Parent Representative and the Company Representative or by a court of competent jurisdiction, as applicable, by the volume weighted average closing price per share of Parent Common Stock on the OTCQB or Eligible Market, as applicable, for the ten (10)-day period ending on the day prior to such determination (as adjusted for stock splits, combinations and similar transactions). At the end of the Holdback Period, delivery of any remaining Holdback Shares released to the Company Founding Stockholders, as the case may be, pursuant to this Section shall be made pro rata based on the number of shares of Parent Common Stock issued to each holder thereof and held back by Parent.

(b) Parent shall have the option to satisfy any of its indemnification obligations to Company Stockholders hereunder by issuing a number of additional shares of Parent Common Stock equal to the amount of such indemnifiable Damages, as fully and finally determined to be due by the mutual agreement of the Parent Representative and the Company Representative or by a court of competent jurisdiction, divided by the volume weighted average closing price per share of Parent Common Stock on the OTCQB or Eligible Market, as applicable, for the ten (10)-day period ending on the day prior to such determination. Any such payment of shares to Company Stockholders shall be issued to such Company Stockholders on a pro rata basis based on the number of shares of Merger Consideration issued to each such Company Stockholder.

7.4 Cap on Parent Indemnity. Notwithstanding anything to the contrary set forth herein, but subject to the provisions of Section 7.6, Parent shall have no liability for any indemnification obligation it may have hereunder for breach of a representation or warranty in excess of 50% of the Merger Consideration (the “Liability Cap”).

7.5 Cap on Company Stockholder Indemnity. Notwithstanding anything to the contrary set forth herein, but subject to the provisions of Section 7.6, the Company Founding Stockholders shall have no liability for any indemnification obligation they may have hereunder for breach of representations or warranties made by the Company in excess of the Liability Cap. No Company Founding Stockholder shall have liability for breaches of representations or warranties made by the Company in excess of the Merger Consideration received by such Company Founding Stockholder, except in the event of fraud by such Company Founding Stockholder or a breach of such Company Founding Stockholder’s Stockholder Representations.

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7.6 Basket and Cap. Notwithstanding anything to the contrary contained in this Agreement, but subject to the provisions of this Section 7.6, no Parent Indemnified Party shall be entitled to indemnification for any breach of any representation or warranty made by the Company hereunder until the sum of all such Damages suffered by the Parent Indemnified Parties in the aggregate exceed $150,000 (the “Basket Amount”), in which case the Parent Indemnified Parties shall be entitled to indemnification for the full amount of all such Damages. Notwithstanding anything to the contrary contained in this Agreement, but subject to the provisions of this Section 7.6, no Company Indemnified Party shall be entitled to indemnification with respect to any Damages for any breach of any representation or warranty made by Parent and Merger Sub hereunder until the sum of all such Damages suffered by the Company Indemnified Parties in the aggregate exceed the Basket Amount, in which case the Company Indemnified Parties shall be entitled to indemnification for the full amount of all such Damages. Notwithstanding the foregoing, neither the Basket Amount nor the applicable Liability Cap shall apply to (a) breaches of the representations and warranties in Sections 3.1, 3.3, 3.5, 3.7, 3.8, 3.11, 3.17(b)-(g), 4.1, 4.2, 4.3, 4.9 or 4.13, (b) fraud, (c) Damages relating to or arising out of either the litigation or threatened litigation described in Section 4.4 of the Parent Disclosure Letter, and (d) for the avoidance of doubt, any breach of a Stockholder Representation; provided, however, that any recovery against a particular Company Stockholder for a breach of a Stockholder Representation shall be limited to such Company Stockholder’s pro rata portion of the Merger Consideration; provided, further, that in the event that a Company Stockholder commits fraud, such Company Stockholder shall be liable to the Parent Indemnified Parties for the full amount of Damages to the extent resulting from, arising out of or related to such Company Stockholder’s fraud. All claims by Parent Indemnified Parties for Damages pursuant to Section 7.2(b)(i) shall be recovered (i) first, against the Holdback Shares (and any amounts in respect of such Holdback Shares held back pursuant to Section 2.8(b)), and (ii) second, directly from the Company Founding Stockholders. For the avoidance of doubt, all claims by Parent Indemnified Parties for Damages pursuant to Section 7.2(b)(ii) shall be recovered directly from the Company Stockholders.

7.7 Sole Remedy. The parties acknowledge and agree that, in lieu of any other rights and remedies to which they would otherwise be entitled, the rights of the parties under this Article VII shall be the sole and exclusive remedy of the parties from and after the Effective Time for any and all breaches of the representations, warranties and covenants of the parties set forth herein or for any other liability or obligation of the parties arising out of this Agreement or the transactions contemplated hereby; provided, however, (i) the foregoing shall not apply in the case of a party seeking specific performance or injunctive or other equitable relief pursuant to Section 8.18, and (ii) no party shall be deemed to have waived any rights, claims, causes of action or remedies if and to the extent (A) such rights, claims, causes of action or remedies may not be waived under applicable Laws, or (B) fraud is proven on the part of a party by another party hereto. For the avoidance of doubt, this section shall not limit the recourse of the Parent Indemnified Parties for breach of a Stockholder Representation, fraud, or breach of any covenant made by the Parent or Surviving Entity hereunder to be performed following the Effective Time.

7.8 Calculation of Damage. The amount of any Damages for which indemnification is provided hereunder shall be (i) net of any reserves, liability accruals or other provisions for such Damages reflected on the Company Financial Statements or the Parent Financial Statements, as applicable, except otherwise provided herein, and (ii) net of any amounts received by the Company Indemnified Party or the Parent Indemnified Party seeking indemnification hereunder with respect to such Damages under insurance policies or from third parties pursuant to rights to indemnification or contribution, reimbursement, offset or other recovery.

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ARTICLE VIII

GENERAL PROVISIONS

8.1 Amendments; Waivers. This Agreement and any schedule, disclosure letter, or exhibit attached hereto may be amended only by agreement in writing of all parties, the Company Representative and the Parent Representative. No waiver of any provision nor consent to any exception to the terms of this Agreement or any agreement contemplated hereby shall be effective unless in writing and signed by the party to be bound and then only to the specific purpose, extent and instance so provided.

8.2 Schedules; Exhibits; Integration. Each disclosure letter (or section thereof), schedule and exhibit delivered pursuant to the terms of this Agreement shall be in writing and shall constitute a part of this Agreement, although disclosure letter and schedules need not be attached to each copy of this Agreement. This Agreement, together with such disclosure letters, schedules and exhibits, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the parties in connection therewith.

8.3 Governing Law This Agreement, the legal relations between the parties and any Action, whether contractual or non-contractual, instituted by any party with respect to any matter arising between the parties, including but not limited to matters arising under or in connection with this Agreement, such as the negotiation, execution, interpretation, coverage, scope, performance, breach, termination, validity, or enforceability of this Agreement, shall be governed by and construed in accordance with the internal laws of the State of Delaware without reference to principles of conflicts of laws. The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of Delaware and the federal courts of the United States of America located within the District of Delaware with respect to any matter arising between the parties, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or thereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware state or federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such Action in any manner as may be permitted by applicable Law or otherwise in accordance with the notice provisions hereof, shall be valid and sufficient service thereof. With respect to any particular Action arising between the parties, including but not limited to matters arising under or in connection with this Agreement, venue shall lie solely in any Delaware State court or any federal court of the United States of America sitting in the District of Delaware.

8.4 No Assignment. Neither this Agreement nor any rights or obligations under it are assignable without the express written consent of the Company and the Parent.

8.5 Headings. The descriptive headings of the Articles, Sections and subsections of this Agreement are for convenience only and do not constitute a part of this Agreement.

8.6 Counterparts. This Agreement and any amendment hereto or any other agreement (or document) delivered pursuant hereto may be executed in two or more counterparts and by different parties in separate counterparts. All of such counterparts shall constitute one and the same agreement (or other document) and shall become effective (unless otherwise provided therein) when one or more counterparts have been signed by each party and delivered to the other party.

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8.7 Parties in Interest. This Agreement shall be binding upon and inure to the benefit of each party, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement, except as provided in Section 5.1 and Article VII. Nothing in this Agreement is intended to relieve or discharge the obligation of any third person to any party to this Agreement.

8.8 Notices. Any notice or other communication hereunder must be given in writing and (a) delivered in person, (b) transmitted by facsimile, (c) mailed by certified mail, postage prepaid, return receipt requested, or (d) delivered by overnight courier, as follows:

If to Parent, Merger Sub or Parent Representative, addressed to:

Alex Aliksanyan

201 W. Passaic Street, Suite 301

Rochelle Park, NJ 07662

With a copy (which shall not constitute notice) to:

Fabian VanCott

215 South State Street, Suite 1200

Salt Lake City, Utah 84111

Attn: Edward H. Weaver

Fax: (801) 596-2814

If to the Company, addressed to:

Renewable Innovations, Inc.

588 West 400 South, Suite #110

Lindon, Utah 84042

Attn: Lynn Barney

With a copy (which shall not constitute notice) to:

Clyde Snow

One Utah Center, 22nd Floor

201 South Main Street

Salt Lake City, Utah 84111

Attn: Brian A. Lebrecht

Fax: (801) 433-2453

If to the Company Representative, addressed to:

Lynn Barney

1851 Fairway Lane

Draper, UT 84020

With a copy (which shall not constitute notice) to:

Clyde Snow

One Utah Center, 22nd Floor

201 South Main Street

Salt Lake City, Utah 84111

Attn: Brian A. Lebrecht

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or to such other address or to such other person as either party shall have last designated by such notice to the other party. Each such notice or other communication shall be effective (i) if given by facsimile, when transmitted to the applicable number so specified in (or pursuant to) this Section 8.8 and an appropriate confirmation is received, (ii) if given by mail, three (3) days after such communication is deposited in the mails by certified mail, return receipt requested, with postage prepaid and addressed as aforesaid, (iii) or if given by overnight courier, the day after deposit with such courier, with charges prepaid, (iv) if given by any other means, when actually delivered at such address.

8.9 Remedies; Waiver. Except as otherwise provided herein, and to the extent permitted by Law, all rights and remedies existing under this Agreement are cumulative to and not exclusive of, any rights or remedies otherwise available under applicable Law. No failure on the part of any party to exercise or delay in exercising any right hereunder shall be deemed a waiver thereof, nor shall any single or partial exercise preclude any further or other exercise of such or any other right.

8.10 Attorney’s Fees. In the event of any Action by any party to enforce against another party a right or claim under this Agreement, the non-prevailing party shall reimburse the prevailing party for all costs and expenses, including reasonable out-of-pocket attorneys’ fees and expenses, incurred by the prevailing party in connection with any such litigation, including any appeal therefrom, and no arbitrator shall have authority to make an award of attorney’s fees in contravention of this provision.

8.11 Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable by any Governmental Entity, the remaining provisions of this Agreement to the extent permitted by Law shall remain in full force and effect; provided that the essential terms and conditions of this Agreement for all parties remain valid, binding and enforceable. In event of any such determination, the parties agree to negotiate in good faith to modify this Agreement to fulfill as closely as possible the original intents and purposes hereof. To the extent permitted by Law, the parties hereby to the same extent waive any provision of Law that renders any provision hereof prohibited or unenforceable in any respect.

8.12 Entire Agreement. This Agreement constitutes and includes that entire agreement of the parties with reference to the subject matter hereof and supersedes all prior agreements and understandings relating to the subject matter hereof. No promise or representation of any kind has been made to any of the parties to this Agreement by any other party or parties to this Agreement or anyone acting for any of such parties, except as is expressly stated in this Agreement.

8.13 Time is of the Essence. Time is of the essence in interpreting and enforcing this Agreement.

8.14 Disclosure Letter. A disclosure in any particular Section of the Company Disclosure Letter or Parent Disclosure Letter, or in the Parent SEC Reports by Parent, or otherwise in this Agreement shall constitute disclosure of such information in any and all other Sections of the Company Disclosure Letter or Parent Disclosure Letter, as applicable, in which the same information may be required to be included in accordance with the terms of this Agreement and shall limit and qualify all representations and warranties of the disclosing party to which such information may apply so long as, in each case, the applicability of the disclosures to such other Sections of the Company Disclosure Letter or Parent Disclosure Letter, as applicable, or representations and warranties is reasonably apparent on its face from the information set forth therein. The parties hereto intend that each representation, warranty and covenant contained herein will have independent significance. If any party hereto has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached will not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant.

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8.15 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ITS RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THE PARTIES HERETO RELATING TO THE SUBJECT MATTER HEREOF. EACH OF THE PARTIES HERETO ALSO WAIVES ANY BOND OR SURETY OR SECURITY UPON SUCH BOND THAT MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF THE OTHER PARTY. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH OF THE PARTIES HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO THIS AGREEMENT. EACH OF THE PARTIES HERETO HEREBY FURTHER ACKNOWLEDGES AND AGREES THAT EACH HAS REVIEWED OR HAD THE OPPORTUNITY TO REVIEW THIS WAIVER WITH ITS RESPECTIVE LEGAL COUNSEL, AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH SUCH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

8.16 Designation of the Company Representative.

(a) Designation. Lynn Barney is hereby designated to serve as the Company Representative with respect to the matters expressly set forth in this Agreement to be performed by the Company Representative.

(b) Authority. The Company Representative is hereby irrevocably appointed as the agent, proxy and attorney-in-fact for each of the Company Securityholders for all purposes of this Agreement and any other agreement entered into in connection herewith (including the full power and authority on such Person’s behalf (i) to consummate the transactions contemplated herein, (ii) to receive notices, service of process and other deliverables hereunder on behalf of such Person, (iii) to execute and deliver on behalf of such Person any amendment or waiver hereto or to any other agreement contemplated hereunder, (iv) to take all other actions to be taken by or on behalf of such Person in connection herewith, (v) to dispute, compromise, settle and pay any claims made in connection with this Agreement or the transactions contemplated hereunder, including any claims for indemnification that would have the effect of reducing or canceling any of the Holdback Shares, (vi) to retain legal and other professional advisors on behalf of, and at the expense of the Company Securityholders in connection with its actions hereunder, (vii) to make any calculations required under this Agreement (including calculations with respect to any indemnification obligation), and (viii) to do each and every act and exercise any and all rights which such Person or the Company Securityholders are permitted or required to do or exercise under this Agreement. Such agency, proxy and attorney-in-fact and all authority granted hereunder are coupled with an interest, are therefore irrevocable without the consent of the Company Representative and shall survive the death, incapacity, bankruptcy, dissolution or liquidation of any Person. If, after the execution of this Agreement, any Company Securityholder dies, dissolves or liquidates or becomes incapacitated or incompetent, then the Company Representative is nevertheless authorized, empowered and directed to act in accordance with this Agreement as if that death, dissolution, liquidation, incapacity or incompetency had not occurred and regardless of notice thereof. All decisions and actions by the Company Representative shall be binding upon all of the Company Securityholders, and no Company Securityholder shall have the right to object, dissent, protest or otherwise contest the same.

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(c) Authority; Indemnification. The Parent Representative, Parent, Merger Sub and Surviving Entity shall be entitled to rely on any action taken by the Company Representative, on behalf of the Company Securityholders pursuant to Section 8.16(b) (each, for purposes of this Section 8.16, an “Authorized Action”), and each Authorized Action shall be binding on each Company Securityholder as fully as if such Person had taken such Authorized Action. Each of the Parent Representative, Parent, Merger Sub and Surviving Entity agrees that the Company Representative, solely in its capacity as the Company Representative, shall have no Liability to any of them for any Authorized Action, except to the extent that such Authorized Action is found by a final order of a court of competent jurisdiction to have constituted fraud or bad faith. Each Company Securityholder severally, for itself only and not jointly, will indemnify and hold harmless the Company Representative against all expenses (including reasonable attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the Company Representative in connection with any Action to which the Company Representative is made a party by reason of the fact it is or was acting as the Company Representative pursuant to the terms of this Agreement.

(d) Duties of the Company Representative. The Company Representative hereby accepts its obligations under this Agreement. The Company Representative shall have only the duties expressly stated in this Agreement, and shall have no other duty, express or implied. The Company Representative is not, by virtue of serving as Company Representative, a fiduciary of the Company Securityholders or any other Person.

(e) Exculpation. The Company Representative shall not be liable to any Company Securityholder for any action taken or omitted by it or any agent employed by it hereunder or under any other document entered into in connection herewith, except that the Company Representative shall not be relieved of any Liability imposed by Law for fraud or bad faith. The Company Representative shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement. Neither the Company Representative nor any agent employed by it shall incur any Liability to any Company Securityholder by virtue of the failure or refusal of the Company Representative for any reason to consummate the transactions contemplated hereby or relating to the performance of its other duties hereunder, except for actions or omissions constituting fraud or bad faith.

(f) Investor Letter. Any Company Securityholder that executes and delivers an Investor Letter will become a Party to this Agreement and shall be subject to all of the terms and conditions of this Agreement applicable to it as a Company Securityholder hereunder and under the Investor Letter, including the making of the Stockholder Representations.

(g) No Fees to or Compensation of the Company Representative. The Company Representative shall not be entitled to and shall not charge or collect from the Company Securityholders or any other Person any fees or other compensation for its services as the Company Representative under this Agreement. The Company Representative, however, shall be entitled to reimbursement from the Company Securityholders (on a pro rata basis) for its reasonable out-of-pocket expenses incurred in connection with its services as the Company Representative under this Agreement.

(h) Replacement of the Company Representative. If the Company Representative resigns or is otherwise unable or unwilling to serve in such capacity, then the members of Parent’s board of directors who were Affiliates of the Company prior to the Closing will appoint a new Person to serve as the Company Representative. Until such appointment is effective, the Parent Representative, Parent, Merger Sub and Surviving Entity will be entitled to rely on the actions and statements of the previous Company Representative.

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8.17 Designation of the Parent Representative.

(a) Designation. Alex Aliksanyan is hereby designated to serve as a representative to act on behalf of and represent the interests of the Parent hereunder (the “Parent Representative”) with respect to the matters expressly set forth in this Agreement to be performed by the Parent Representative.

(b) Authority. The Parent Representative will have full and exclusive power and authority to take or refrain from taking action, and to make determinations, in each case, on behalf of the Parent for all purposes of this Agreement (i) to dispute, compromise, settle and pay any claims made in connection with this Agreement or the transactions contemplated hereunder, including any claims for indemnification, and (ii) to take any other actions or do any and all other things in furtherance of the foregoing. All decisions and actions by the Parent Representative shall be binding upon the Parent.

(c) Expenses; Indemnification. The Company Representative shall be entitled to rely on any action taken by the Parent Representative pursuant to Section 8.17(b) (each, for purposes of this Section 8.17, an “Authorized Action”). The Parent Representative, solely in its capacity as the Parent Representative, shall have no Liability to the Parent or any other Person for any Authorized Action, except to the extent that such Authorized Action is found by a final order of a court of competent jurisdiction to have constituted fraud or bad faith. The Parent shall pay all expenses of the Parent Representative and shall indemnify and hold harmless the Parent Representative against all expenses (including reasonable attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the Parent Representative in connection with any Action to which the Parent Representative is made a party by reason of the fact it is or was acting as the Parent Representative pursuant to the terms of this Agreement.

(d) Duties of the Parent Representative. The Parent Representative shall have only the duties expressly stated in this Agreement, and shall have no other duty, express or implied. The Parent Representative is not, by virtue of serving as Parent Representative, a fiduciary of the Parent or any other Person.

(e) Exculpation. The Parent Representative shall not be liable to the Parent or any other Person for any action taken or omitted by it or any agent employed by it hereunder or under any other document entered into in connection herewith, except that the Parent Representative shall not be relieved of any Liability imposed by Law for fraud or bad faith. The Parent Representative shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement. Neither the Parent Representative nor any agent employed by it shall incur any Liability to the Parent or any other Person relating to the performance of its duties hereunder, except for actions or omissions constituting fraud or bad faith.

(f) No Fees to or Compensation of the Parent Representative. The Parent Representative shall not be entitled to and shall not charge or collect from the Parent or any other Person any fees or other compensation for its services as the Parent Representative under this Agreement. The Parent Representative, however, shall be entitled to reimbursement from the Parent for its reasonable out-of-pocket expenses incurred in connection with its services as the Parent Representative under this Agreement.

(g) Replacement of the Parent Representative. If the Parent Representative resigns or is otherwise unable or unwilling to serve in such capacity, then Thomas Grbelja (first) and William McLeod (second) shall serve as the Parent Representative. Until such appointment is effective, the Company Representative will be entitled to rely on the actions and statements of the previous Parent Representative.

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8.18 Specific Performance. Each of the Parties agrees that this Agreement is intended to be legally binding and specifically enforceable pursuant to its terms and that Parent, Merger Sub and the Company would be irreparably harmed if any of the provisions of the Agreement are not performed in accordance with their specific terms and that monetary damages would not provide adequate remedy in such event. Accordingly, in addition to any other remedy to which a party may be entitled at Law, a party shall be entitled to injunctive relief without the posting of any bond or other undertaking to prevent breaches of this Agreement and to specifically enforce the terms and provisions hereof. Each party further waives any defense that a remedy at Law would be adequate in any Action for specific performance or injunctive relief hereunder.

8.19 Legal Representation.

(a) Each of the parties hereby agrees, on its own behalf and on behalf of its directors, shareholders, officers, employees and Affiliates, that following consummation of the transactions contemplated hereby, Fabian VanCott (or any successor) may serve as counsel to the Parent Representative, Parent, or any director, stockholder, officer, employee or Affiliate of the Parent in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement, and each of the parties consents thereto and waives any conflict of interest arising therefrom, and each of such parties shall cause its Affiliates to consent to and waive any conflict of interest arising from such representation. The parties further agree that, as to all communications among Fabian VanCott, the Parent Representative and/or Parent in connection with the transactions contemplated by this Agreement, the attorney-client privilege and the expectation of client confidence (and the right to waive or assert such privilege) belongs to the Parent Representative and may be controlled by the Parent Representative and shall not pass to or be claimed by Parent or the Surviving Entity or any of Parent’s Subsidiaries. The parties agree that Fabian VanCott shall not, without the consent of the Parent Representative, be required to disclose to any Person, any advice given in connection with this Agreement and the transactions contemplated hereby.

(b) Each of the parties hereby agrees, on its own behalf and on behalf of its directors, shareholders, officers, employees and Affiliates, that following consummation of the transactions contemplated hereby, Clyde Snow (or any successor) may serve as counsel to the Company Representative, the Company Stockholders, or any Company officers, directors, members, agents or representatives in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement, and each of the parties consents thereto and waives any conflict of interest arising therefrom, and each of such parties shall cause its Affiliates to consent to and waive any conflict of interest arising from such representation. The parties further agree that, as to all communications among Clyde Snow, the Company Representative and/or Company in connection with the transactions contemplated by this Agreement, the attorney-client privilege and the expectation of client confidence (and the right to waive or assert such privilege) belongs to the Company Representative and may be controlled by the Company Representative and shall not pass to or be claimed by Parent or the Surviving Entity or any of Parent’s Subsidiaries. The parties agree that Clyde Snow shall not, without the consent of the Company Representative, be required to disclose to any Person, any advice given in connection with this Agreement and the transactions contemplated hereby.

[Remainder of Page Left Intentionally Blank]

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IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its duly authorized officers as of the day and year first above written.

PARENT:

NESTBUILDER.COM CORP.

By:
Name:	Alex Aliksanyan
Title:	Chief Executive Officer

MERGER SUB:

NB MERGER CORP.

By:
Name:	Alex Aliksanyan
Title:	Chief Executive Officer

PARENT REPRESENTATIVE:

Alex Aliksanyan

COMPANY:

RENEWABLE INNOVATIONS, INC.

By:
Name:	Robert L. Mount
Title:	Chief Executive Officer

COMPANY REPRESENTATIVE:

Lynn Barney

[Signature Page to Agreement and Plan of Merger]

Schedule 2.5

Surviving Entity Directors and Officers

Robert L. Mount will continue to serve as the Chief Executive Officer, President and a director of the Surviving Entity.

Lynn B. Barney will continue to serve as the Chief Financial Officer, Secretary and a director of the Surviving Entity.

Schedule 5.4

Parent Officers

Chief Executive Officer	Robert L. Mount

Chief Financial Officer and Secretary	Lynn Barney

Schedule A

Company Disclosure Letter

(see attached)

Schedule B

Parent Disclosure Letter

(see attached)

Exhibit A

Certificate of Merger

(see attached)

Exhibit B

Form of Investor Letter

(see attached)

Exhibit C

Restated Certificate of Designation

(see attached)